SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, May 19, 2011

10:00 a.m.

TO OUR STOCKHOLDERS:

The 2011 Annual Meeting of Stockholders of Align Technology, Inc. (“Align”) will be held on Thursday, May 19, 2011, at 10:00 a.m. Pacific Daylight Time at Align’s corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131. At this year’s Annual Meeting, the agenda includes the following items:

1.	The election of eight (8) directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2011;

3.	Approval of an amendment to our 2005 Incentive Plan (as amended) to increase the number of shares available for issuance thereunder by 3,000,000 shares;

4.	Advisory (non-binding) resolution regarding the compensation of our executive officers;

5.	Advisory (non-binding) vote on the frequency with which shareholders will vote on a non-binding resolution to approve the compensation of our executive officers in future years; and

6.	To consider such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Please refer to the proxy statement for detailed information on each of the proposals and the Annual Meeting. Only stockholders who owned shares of our common stock at the close of business on March 23, 2011 are entitled to attend and vote at the Annual Meeting and any postponements or adjournments of the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ALIGN’S ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011

This proxy statement and Align’s annual report on Form 10-K for the year ended December 31, 2010 are available at www.aligntech.com by clicking on “Investor” and then clicking on “Click here for 2011 Annual Meeting/Proxy Material”.

ALIGN TECHNOLOGY, INC.

Roger E. George

Vice President, Corporate and Legal Affairs, General

Counsel and Corporate Secretary

April 21, 2011

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement, please vote via the Internet, by telephone or by mailing a proxy card as soon as possible to ensure that your vote is recorded.

i

ALIGN TECHNOLOGY, INC.

2560 Orchard Parkway

San Jose, California 95131

PROXY STATEMENT FOR THE

2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:	Our Board of Directors is providing these materials to you in connection with the solicitation of proxies for use at Align’s 2011 Annual Meeting of stockholders, which will take place on Thursday, May 19, 2011 at 10:00 a.m. local time, at our corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131 (referred to in this proxy statement as the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in these materials?

A:	This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures. Align’s 2010 Annual Report on Form 10-K, proxy card and return envelope are also enclosed. These proxy materials are being mailed on or about April 28, 2011 to all of our stockholders as of the record date, which was set by our Board of Directors as March 23, 2011. This proxy statement and Align’s annual report to stockholders for the fiscal year ended December 31, 2010 are available at www.aligntech.com by clicking on “Investor” and then clicking on “Click here for 2011 Annual Meeting/Proxy Materials.”

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals that will be presented at the Annual Meeting and our Board’s voting recommendations are set forth in the table below:

Proposal	Board’s Voting Recommendation
Proposal 1—The election of eight (8) directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.	For all nominees

Proposal 2—The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accountants for the fiscal year ending December 31, 2011.	For

Proposal 3—Approval of an amendment to our 2005 Incentive Plan (as amended) to increase the number of shares available for issuance thereunder by 3,000,000 shares.	For

Proposal 4—Advisory vote regarding the compensation of our named executive officers.	For

Proposal 5—Advisory vote on the frequency of holding an advisory vote on executive compensation (every one year, every other year or every three years).	1 Year

We will also consider any other business that properly comes before the Annual Meeting. As of April 20, 2011, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy cards will vote the shares they represent using their best judgment.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:30 a.m. If you attend, please know that you may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:	Who can vote at the Annual Meeting?

A:	If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on March 23, 2011, the record date for the Annual Meeting, you are entitled to vote at the Annual Meeting. As of the record date, 77,186,989 of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Q:	What are the voting rights of the holders of Align common stock?

A:	Each share of Align common stock you own as of the record date entitles you to one vote on each matter considered at the Annual Meeting.

Q:	What is the difference between holding shares directly or as a beneficial owner, in street name?

A:	Most of our shareholders hold their shares as a beneficial owner through a brokerage firm, bank or other nominee. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record: If on March 23, 2011, the record date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are considered the shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Beneficial Owner: If on March 23, 2011, the record date, your shares were held on your behalf in an account with a brokerage firm, bank or other nominee, you are considered the beneficial owner of those shares held in street name. If you are a beneficial owner, these proxy materials are being forwarded to you by the organization considered the shareholder of record of your shares. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. Your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Please note that as a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares and is the shareholder of record, giving you the right to vote the shares at the Annual Meeting

Q:	How do I vote?

A:	Voting by Mail. Stockholders of record may submit a proxy by completing, signing, dating and returning the enclosed proxy card. Proxy cards submitted by mail must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded. By submitting a proxy card, you are authorizing our President and Chief Executive Officer and our Vice President, Finance and Chief Financial Officer, who are named on the proxy card as “proxies and attorneys-in-fact,” to vote your shares at the Annual Meeting in the manner you indicate.

Voting via the Internet. Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 8:59 p.m. Pacific Time, on May 18, 2011. Most of Align’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker or other nominee. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s online program for electronic voting. This program provides eligible beneficial owners the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for beneficial owners whose bank or brokerage firm is participating in Broadridge’s program.

Voting by Telephone. Stockholders of record may submit proxies by following the “Vote by Telephone” instructions on their proxy cards until 8:59 p.m. Pacific Time, on May 18, 2011. If you are a beneficial owner, please follow the voting instructions provided to you by your broker or other nominee with respect to telephone voting.

Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If you are the stockholder of record and you have the right to vote in person at the Annual Meeting. If, however, you are the beneficial owner of shares held in street name, and if you wish to vote at the Annual Meeting, you will need to bring a legal proxy from your broker or other nominee authorizing you to vote your shares.

Q:	What if I don’t give specific voting instructions?

A:	If you indicate your choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

If you are a beneficial owner and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals but may not vote on non-routine proposals. As a beneficial owner, you will not be deemed to have voted on such non-routine proposals. The shares that cannot be voted by brokers on non-routine matters are called broker non-votes. Broker non-votes will be deemed present at the Annual Meeting for purposes of determining whether a quorum exists for the Annual Meeting.

Q:	What ballot measures are considered “routine” or “non-routine”?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for fiscal 2011 (Proposal 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

The election of directors (Proposal 1), the proposal to amend our 2005 Incentive Plan (Proposal 3), the advisory vote on the compensation of our executive officers (Proposal 4) and the advisory vote on the frequency of presentation of executive compensation program for an advisory vote (Proposal 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3, 4 and 5.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may either:

•	Sign and return another proxy bearing a later date prior to the time we take the vote at the Annual Meeting;

•	Submit a timely and valid Internet or telephone vote on a later date but prior to the time we take the vote at the Annual Meeting;

•	provide written notice of the revocation to:

Corporate Secretary

Align Technology, Inc.

2560 Orchard Parkway

San Jose, California

95131

prior to the time we take the vote at the Annual Meeting; or

•	attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may either:

•	submit new voting instructions to your broker or other nominee; or

•	if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting, attend the Annual Meeting and vote in person.

Q:	What vote is required to approve each item?

A:	The vote required and the way the vote is calculated for the proposals is as follows:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
Proposal 1—Election of Directors	The Eight Director Nominees Receiving the Highest Number of Votes, Present in Person or Represented by Proxy	NO

Proposal 2—Ratification of Appointment of PwC as the Company’s Independent Registered Public Accounting Firm For Fiscal 2011	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	YES

Proposal 3—Approval of the Amendment to the 2005 Incentive Plan	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Proposal 4—Advisory Vote on Executive Compensation	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Proposal 5—Advisory Vote on the Frequency of Presentation of Executive Compensation Program for an Advisory Vote of Stockholders	Plurality of Votes Cast	NO

Q:	What constitutes a quorum?

A:

A quorum, which is a majority of the outstanding shares of our common stock as of the record date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the record date, 77,186,989 shares of common stock, representing the same number of votes, were outstanding. That means that we need the holders of at least 38,593,495 shares of common stock need to be represented for us to have a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and so are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We have retained Alliance Advisors, LLC for an estimated fee of $4,000, plus out of pocket expenses, to assist in distributing proxy materials and soliciting proxies.

Q:	Who will count the vote?

A:	We expect a representative from Computershare will tabulate the proxies and act as inspector of the election.

Q:	What if multiple stockholders share the same address?

A:	To reduce expenses, in some cases, we are delivering one set of voting materials to certain stockholders who share a single address, unless otherwise requested by one of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling us at (408) 470-1000 or by writing to us at Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Q:	What is the company’s website address?

A.	Our website address is www.aligntech.com. We make this proxy statement, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended available on our website in the Investor Relations section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department at by sending a written request to Align Technology, Inc, 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com

Q:	Where can I find the voting results of the meeting?

A:	The preliminary results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission by May 25, 2011.

Q:	Is there any information that I should know regarding future annual meetings?

A:	As a stockholder you may be entitled to present proposals for action at a future annual stockholder meeting.

Proposals intended to be included in the proxy statement. Stockholder proposals that stockholders intend to present at Align’s 2012 Annual Meeting of Stockholders and desire to have included in Align’s proxy materials relating to such meeting must be received by Align no later than December 30, 2011, which is 120 calendar days prior to the anniversary of this year’s proxy statement mailing date, and must be in compliance with applicable laws and regulations (including Rule 14a-8 of the Securities Exchange Act of 1934). If the date of the 2012 Annual Meeting of Stockholders is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of a proposal in Align’s proxy statement will instead be a reasonable time before Align begins to print and mail its proxy materials. Proposals should be addressed to:

Corporate Secretary

Align Technology, Inc.

2560 Orchard Parkway,

San Jose, California

95131

Proposals not intended to be included in the proxy statement. If you wish to present a proposal at Align’s 2012 Annual Meeting of Stockholders and the proposal is not intended to be included in Align’s proxy statement, you must give Align advance notice of such proposal in accordance with Align’s Bylaws. Pursuant to Align’s Bylaws, in order for a stockholder proposal to be deemed properly presented, a stockholder must deliver notice of such proposal to Align’s Corporate Secretary, at the address provided above, no earlier than the close of business on January 20, 2012 and no later than the close of business on February 19, 2012. However, if the date of the 2012 Annual Meeting of Stockholders is either more than 30 days before or more than 70 days after the anniversary date of this year’s Annual Meeting, stockholders must give Align notice of any stockholder proposals no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of: (i) the 90th day prior to the annual meeting or (ii) the close of business on the 10th day following the day on which Align first publicly announces the date of the annual meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors is elected each year at the annual meeting of stockholders. Align currently has eight directors. Upon the recommendation of the Nominating and Governance Committee of our Board of Directors, each of the current directors has been nominated by our Board for election at the Annual Meeting and has decided to stand for election and has consented to serve if elected.

Provided that there is a quorum at the Annual Meeting, the eight nominees receiving the highest number of “For” votes of the shares present in person or represented and entitled to vote at the Annual Meeting will be elected as directors. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, our Board is not aware of any nominee who is unable or will decline to serve as a director. Each director to be elected at the Annual Meeting will serve until our next annual meeting of stockholders and until his or her successor is elected and qualified or, if earlier, the director’s resignation or removal.

You may either vote “For” or “Withhold” your vote for any nominee you specify. Unless marked otherwise, proxies returned to us will be voted for each of the nominees named below. If you hold your shares through a bank, a broker or other holder or record you must instruct your bank, broker or other holder of record to vote so that your vote can be counted on this Proposal 1.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” ALL NOMINEES

Information Concerning the Nominees

David E. Collins Age: 76 Director since 2003 Board committees: Audit and Compensation

Mr. Collins has served as a director of Align since April 2003. From 1994 to April 2004, Mr. Collins served as an independent consultant. His most recent operational role was with Schering-Plough Corporation from 1989 to 1994. At Schering-Plough, he created and served as president of a new consumer products division known as HealthCare Products, as well as serving as a member of the Schering-Plough Operations Committee, that company’s senior executive management group. Prior to Schering-Plough, Mr. Collins helped found New York-based venture capital firm Galen Partners. Mr. Collins also spent 26 years with Johnson & Johnson and from 1962 to 1978 he served in a number of roles in the legal department at Johnson & Johnson, including corporate secretary and general counsel. In 1978, Mr. Collins transitioned into a series of executive management roles, including President of McNeil Laboratories, with responsibility for several Latin American subsidiaries, leadership of the worldwide consumer products business and oversight of corporate public relations, investor relations, strategic planning and the government legislative liaison office. In 1982, Mr. Collins became a member of the Johnson & Johnson executive management committee. Mr. Collins also served on the Board of Directors of Johnson & Johnson and left in 1988 as vice chairman of the Board of Directors.

For the following reasons, the Board concluded that Mr. Collins should serve as a director of Align. Mr. Collins has more than 30 years of business experience in the health care and consumer health products industry. Mr.

Collins has demonstrated success in his business and leadership skills, serving as President of Schering-Plough’s HealthCare Products division and McNeil Laboratories and on the executive management committee at Johnson & Johnson. With this prior experience, Mr. Collins has considerable knowledge of the complex issues facing global companies and an understanding of what makes businesses work effectively and efficiently. Mr. Collins’ experience as a Board member of Johnson & Johnson gives him insight and perspective into how other Boards function and enables him to be an effective Board member. Mr. Collins’ strong legal background, including teaching courses on ethics and governance, makes him well-suited for our Compensation Committee. In addition, his finance and investment experience make him well-suited for our Audit Committee.

Joseph Lacob Age: 55 Director since 1997 Board committees: Nominating and Governance (Chair) and Technology

Mr. Lacob has served as a director of Align since August 1997 and has been a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm, since May 1987. Prior to that, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. He serves on the Board of Directors Orexigen Therapeutics, a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity. He was previously on the Boards of eHealth and Nuvasive Inc. Mr. Lacob received his B.S. in Biological Sciences from the University of California at Irvine, his Masters in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University.

For the following reasons, the Board concluded that Mr. Lacob should serve as a director of Align. Mr. Lacob has demonstrated success in his business and leadership skills, serving as a partner of KPCB since 1987. In his role at KPCB, he has gained considerable technology, health care and life sciences industry experience. During his career at KPCB, Mr. Lacob has been closely involved with investments in over fifty life science companies, including the start-up or incubation of a dozen ventures, and with KPCB’s medical technology practice, which includes over thirty therapeutic and diagnostic medical device companies. With this extensive business background, Mr. Lacob also brings considerable finance and investment experience that has proven to be valuable in addressing issues that arise at Align. Mr. Lacob currently serves on the Board of Directors of another publicly traded company, which gives him insight and perspective into current best practices at the Board level and enables him to be an effective Board member.

C. Raymond Larkin Jr. (Chairman of the Board) Age: 62 Director since 2004 Board committees: Nominating and Governance	Mr. Larkin has served as a director of Align since March 2004. In February 2006, Mr. Larkin was appointed as chairman of the Board of Directors. He currently is a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies and since July 1, 2006 he has served as a part time Venture Partner at Cutlass Capital, a venture capital firm. Mr. Larkin was previously chairman and chief executive officer at Eunoe, Inc., a medical device company. From 1983 to March 1998, he held various executive positions with Nellcor Puritan Bennett, Inc., a medical instrumentation company, for which he served as president and chief executive officer from 1989 until 1998. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to

1983. He serves on the Board of Directors of Heartware, Inc., a medical device company developing implant devices for the treatment of advanced heart failure. He previously served on the Boards of Davita Inc., Hangar Orthopedic Inc. and Cerus Corporation. Mr. Larkin received his B.S. in Industrial Management from LaSalle University.

For the following reasons, the Board concluded that Mr. Larkin should serve as a director of Align. Mr. Larkin brings with him considerable business experience in the medical device industry serving as President and CEO of a large public company. In his role as President and CEO of Nellcor Puritan Bennett, Inc., Mr. Larkin took on significant management, strategic and operational responsibilities leading that business through significant growth, including numerous mergers & acquisitions. This operational experience has proven valuable in addressing issues that have arisen at Align. With his knowledge of the medical device and health care industry, Mr. Larkin provides valuable insight to our Board. Mr. Larkin’s experience as a Board member of various public companies provides Mr. Larkin a deep understanding of the role of the Board of Directors and positions him well to serve as our Chairman.

George J. Morrow Age: 59 Director since 2006 Board committees: Compensation (Chair)

Mr. Morrow has served as a director of Align since February 2006. Since February 2011, Mr. Morrow has served as a consultant to Amgen Inc., a global biotechnology company. From 2003 until his retirement in February 2011, he was the executive vice president, global commercial operations at Amgen Inc., where he also served as executive vice president of worldwide sales and marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including president and chief executive officer of Glaxo Wellcome Inc. Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

For the following reasons, the Board concluded that Mr. Morrow should serve as a director of Align. As an executive vice president at Amgen and Glaxo, two large public companies, Mr. Morrow brings to our Board of Directors considerable business experience in the medical technology industry. As part of the executive leadership at Amgen, Mr. Morrow has recent front-line exposure to many of the issues facing public companies today, particularly on the operational, regulatory, financial and corporate governance fronts. Mr. Morrow’s leadership skills and experience make him knowledgeable of the complex issues facing global companies today and gives him an understanding of what makes businesses work effectively and efficiently. These skills and experience are extremely valuable to our Board of Directors and enable Mr. Morrow to be an effective Compensation Committee chairman.

Dr. David C. Nagel Age: 65 Director since 2009 Board committees: Compensation and Technology (Chair)	Dr. David C. Nagel has served as a director of Align since July 2009. Dr. Nagel was president and CEO of PalmSource from 2001 to 2005, now known as ACCESS Systems Americas, Inc., a subsidiary of ACCESS which develops the Palm OS PDA operating system. Dr. Nagel also served as a member of the Palm Board of Directors. Prior to joining Palm, Dr. Nagel was the chief technology officer at AT&T and president of AT&T Labs from 1996 to 2001. Earlier in his career, Dr. Nagel was senior vice president at Apple Computer where he led the worldwide research and development group responsible for Mac OS software, Macintosh hardware, imaging and other peripheral products development. Before joining Apple, Dr. Nagel was head of NASA human factors research at NASA’s Ames Research Center. He serves Tessera Technologies, Inc., a semiconductor packaging technology developer, and on the Board of Directors of Leapfrog Enterprises, Inc., a leading designer, developer and marketer of innovative technology-based learning platforms and related proprietary content for children. Dr. Nagel also serves on the Board of Directors of Vonage Holdings Corp., a leading provider of high-quality voice and messaging services over broadband networks and Openwave Systems Inc., an independent provider of software solutions for the communications and media industries. Dr. Nagel holds B.S. and M.S. degrees in engineering and a Ph.D. in perception and mathematical psychology, all from UCLA.

For the following reasons, the Board concluded that Dr. Nagel should serve as a director of Align. Dr. Nagel has considerable business experience in the technology industry serving as president and chief executive officer of PalmSource and chief technology officer at AT&T. Dr. Nagel’s drive for innovation, evidenced during his tenure at PalmSource, AT&T and Apple, enhances the knowledge of our Board of Directors and provides useful insights to management in connection with our focus on technology innovation. Dr. Nagel’s experience as a Board member of various public companies, including as member or chairman of their Compensation Committees, gives him insight and perspective into current best practices at the Board and Compensation Committee level and enables him to be an effective contributing member.

Thomas M. Prescott Age: 55 Director since 2002 No Board committees

Mr. Prescott has served as our President and Chief Executive Officer and a member of the Board of Directors since March 2002. Prior to joining Align, Mr. Prescott was president and chief executive officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University.

For the following reasons, the Board concluded that Mr. Prescott should serve as a director of Align. As CEO, Mr. Prescott is the only officer to sit on our Board. With over 9 years of experience at our company, he has deep knowledge and understanding of Align and its business. Mr. Prescott’s prior experience as CEO of another publicly traded medical device company demonstrates his leadership capability and business acumen. His experience with strategic and operational issues in the life sciences industry along with his service on the Board of Directors of other companies in this industry gives him insight into the issues facing this industry and brings valuable expertise to our Board of Directors.

Greg J. Santora Age: 59 Director since 2003 Board committees: Audit (Chair)	Mr. Santora has served as a director of Align since July 2003. Mr. Santora served as Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 until September 2005. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including senior finance director of Apple Americas and senior director of internal consulting and audit. Mr. Santora, who began his accounting career with Arthur Andersen L.L.P., has been a CPA since 1974. He serves on the Board of Directors of Taleo Corporation, a provider of on-demand talent management solutions. He previously served on the Board of Directors of Digital Insight Corporation. Mr. Santora holds a B.S. in Accounting from the University of Illinois and an M.B.A. from San Jose State University.

For the following reasons, the Board concluded that Mr. Santora should serve as a director of Align. Mr. Santora is an experienced financial leader with over 35 years of finance and accounting experience gained through his education and work at a major accounting firm and his later positions as chief financial officer of Intuit and Shopping.com. The compliance, financial reporting and audit expertise Mr. Santora gained in his senior finance and operations roles, including as chief financial officer, has proven valuable in addressing issues that have arisen at Align during Mr. Santora’s tenure as Audit Committee chairman. Mr. Santora also serves on the Board of Directors and audit committee of another publicly traded company, which gives him insight and perspective into current best practices with respect to finance organizations and the audit committee function.

Warren S. Thaler Age: 48 Director since 2004 Board committees: Audit, Nominating and Governance, and Technology

Mr. Thaler has served as a director of Align since June 2004. Since 2001, Mr. Thaler has been President of Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate as well as public and private equity securities. Since 1990, Mr. Thaler has served on the Boards of several privately held companies owned by the Gund family. From 1990 to 2005, Mr. Thaler was on the Boards of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor at meetings of the National Basketball Association’s Board of Governors. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University.

For the following reasons, the Board concluded that Mr. Thaler should serve as a director of Align. Mr. Thaler’s demonstrated executive level management skills make him an important advisor to our Board. His success in building businesses as well as his finance and investment experience gained at Gund and through his education makes Mr. Thaler well suited for our Audit Committee. Mr. Thaler’s business background makes him a valuable component of a well rounded Board and a key member of the Board’s audit, nominating and governance, and technology committees.

There are no family relationships between any director or any of Align’s executive officers.

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

Align has instituted a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

Corporate Governance Guidelines—Our Board of Directors has set forth its corporate governance practices in the Corporate Governance Guidelines of Align Technology, Inc., a copy of which is available on the Investor Relations section of our website located at http://investor.aligntech.com. Selected provisions of the guidelines are detailed below.

Board Committee Charters—During the year, our Board maintained an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at http://investor.aligntech.com.

Code of Ethics—Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website located at investor.aligntech.com. Stockholders may request in writing free printed copies of our Code of Ethics from Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com. We will post on our website at http://investor.aligntech.com any amendments to our Code of Business Conduct and Ethics, as well as any waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of the Securities and Exchange Commission or the NASDAQ Stock Market LLC.

Stock Ownership Guidelines.

•

Director Stock Ownership Guidelines. The guidelines provide that each director should own shares of Align’s common stock equal in market value to three times the cash portion of the Board’s annual retainer. The guideline for the Chairman of the Board is equal to the amount calculated for each of the other non-executive members of the Board of Directors. By way of example, assuming the cash portion of the Board’s annual retainer is $40,000, the target ownership level for a director, including the Chairman, would be $120,000. Directors are expected to attain the minimum level of target ownership within a period of five years from the effective date of the policy. Any new director will be expected to attain the minimum level of target ownership within a period of five years from the date he or she is first elected to the Board. All directors are in compliance with the policy.

•

Executive Officer Stock Ownership Guidelines. The target ownership guideline set for each executive is based on that person’s relative level of seniority and responsibility. For Mr. Prescott, the ratio is 1.5 times his annual base salary. For Mr. Arola, the ratio is .75 times his annual base salary. For each other executive officer, the ratio is .5 times such officer’s annual base salary. Once established, an executive officer’s target ownership guideline does not re-adjust automatically as a result of changes in his or her base salary or changes in the price of the company’s stock. Executive officers are required to achieve the guideline within five years of becoming an executive officer, or, in the case of persons who were executive officers at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Currently, each executive officer is in compliance with the stock ownership guidelines.

For purposes of this policy, “ownership” includes:

•	shares of Align common stock held directly by the director or officer or in trust for the benefit of the director or officer or his or her family member living in the same household,

•	50% of the gain on vested in-the-money stock options, and

•	shares of underlying Align restricted stock units held directly by a director or officer, whether or not yet vested.

The term “ownership” does not include unvested options to purchase common stock.

Director Independence

In accordance with the Nasdaq listing standards, the Board of Directors undertook its annual review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board affirmatively determined that David E. Collins, Joseph Lacob, C. Raymond Larkin Jr., George J. Morrow, Dr. David C. Nagel, Greg J. Santora and Warren S. Thaler are “independent directors.”

Mr. Thaler is the President of Gund Investment Corporation, an investment firm owned by Gordon Gund. As of March 23, 2011, Mr. Gund was the beneficial owner of approximately 10% of the shares of our outstanding common stock. After considering this information, the Board determined that Mr. Thaler’s employment by Gund Investment Corporation does not constitute a material relationship that affects Mr. Thaler’s independence.

Board of Directors Role and Structure

Board Member	Board	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
David E. Collins	✓	✓	✓
Joseph Lacob	✓			Chair	✓
C. Raymond Larkin Jr.	Chair			✓
George J. Morrow	✓		Chair
Dr. David C. Nagel	✓		✓		Chair
Greg J. Santora	✓	Chair
Warren S. Thaler	✓	✓		✓	✓
Number of Meetings held in 2010	13	14	10	2	2

Role of Board of Directors. The Board of Directors has responsibility for reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of Align and, in so doing, serve the best interests of Align and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Governance Committee, the Board nominates for election at annual stockholder meetings individuals to serve as directors of Align and elects individuals to fill any vacancies on the Board. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Align. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and Committee meetings.

Board Leadership Structure; Executive Sessions. We currently separate the roles of chief executive officer (CEO) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for board meetings and presides over meetings of the full board. We believe that this separation of duties allows the CEO and Chairman to most efficiently use their time and to most effectively fulfill their respective responsibilities, which are critical to the future success of the Company. While our bylaws and corporate governance guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for Align at this time. Our Corporate Governance Guidelines provide that the independent directors of the board will meet in executive session at least twice a year. The independent directors met in such sessions four times in 2010.

Meetings of the Board of Directors. For the period of his Board service in 2010, each director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the committees on which he serves.

Process for Identifying and Evaluating Nominees and Relevant Criteria. The Nominating and Governance Committee considers candidates for board membership suggested by Board members, management and stockholders of Align. The Nominating and Governance Committee has also retained from time to time a third-party executive search firm to identify independent director candidates. In considering candidates for director nominee, the Nominating and Governance Committee generally assembles all information regarding a candidate’s background and qualifications. While Align does not have a formal diversity policy for board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills, experience, and community involvement in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Nominating and Governance Committee may seek input from Align’s management or the Board, who may interview any candidate. The Nominating and Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with Align’s policy regarding nominations and qualifications of directors.

The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for apposition on the Board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills and experience that are complementary to those of the existing Board of Directors;

•	the ability to assist and support management and make significant contributions to Align’s success; and

•

an understanding of the fiduciary responsibilities that is required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Stockholder Recommendation of Nominees. Under our Corporate Governance Guidelines, the Nominating and Governance Committee is required to consider recommendations for candidates to the Board of Directors from stockholders holding at least 1% of the total outstanding shares of Align common stock (stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation). The Nominating and Governance Committee will consider persons recommended by Align’s stockholders in the same manner as a nominee recommended by the Board of Directors, individual board members or management.

A stockholder may also nominate a person directly for election to the Board of Directors at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described above in the answer to the question “Is there any information that I should know regarding future annual meetings?”

Annual meeting attendance. Align encourages, but does not require, Board members to attend the annual stockholder meeting. Last year, two directors, including our Chairman, attended our annual meeting of stockholders.

The Board’s Role in Risk Oversight. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk management role, the Board of Directors has the responsibility to satisfy itself that the risk management processes implemented by management are adequate and functioning as designed. As a critical part of this risk management oversight role, the Board encourages full and open communication between management and the Board of Directors. Our Chairman meets regularly with our CEO and other senior members of management to discuss strategy and risks facing the Company. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters. The Board of Directors regularly receives presentations from senior management on strategic matters involving our operations to enable it to understand our risk identification, risk management and risk mitigation strategies. The Board also holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

While the Board is ultimately responsible for risk oversight at Align, our committees assist the Board in fulfilling its responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure. When a committee receives a report, the chairman of the committee discusses it with the full Board during the committee reports portion of the next board meeting This enables to the Board to coordinate the risk oversight role.

The Compensation Committee’s Role in Risk Oversight. In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that the various elements of our compensation program mitigates against and do not encourage excessive risk taking and instead encourages behaviors that support sustainable value creation. Specifically, the Compensation Committee reviewed the following design features of our compensation programs that guard against excessive risk-taking:

•

our compensation program is designed to provide a balanced mix of cash and equity, annual, and longer-term incentives in order to encourage strategies and actions that are in Align’s long-term best interests;

•	base salaries are consistent with an employee’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•

we establish performance goals under our annual cash incentive plan that we believe (A) are reasonable in light of past performance and market conditions, (B) encourage success without encouraging excessive risk taking to achieve short-term results, and therefore do not encourage unnecessary or excessive risk-taking;

•

the performance goals that determine payouts under our annual cash incentive plans are company-wide in order to encourage decision-making that is in the best long-term interests of Align and our stockholders as a whole;

•

the performance goals under our annual cash incentive plan include the achievement of non-financial, key strategic objectives that put an emphasis on the achievement of results intended to build value over the longer-term;

•

under our annual cash incentive plans, achievement of performance goals at levels below full target reduces only the payout related to that goal, not the other goals, and therefore does not result in an “all-or-nothing” approach;

•	each performance goal under our annual cash incentive plan has a maximum cap on achievement;

•	the Compensation Committee has discretion over annual cash incentive program payouts;

•	for our executive officers, we use a portfolio of equity based incentives that incent performance over a variety of time periods with respect to several balanced goals;

•

stock options become exercisable over a four year period and remain exercisable for up to ten years (seven years for options issued after February 2010) from the date of grant, encouraging employees to look to long-term appreciation in equity values

•	RSUs retain value even in a depressed market making it less likely that employees take unreasonable risks to get, or keep, equity grant “in the money”; and

•	recently introduced performance-based restricted stock units, or MSUs, measure relative stockholder return over a three-year performance cycle; and

•	executive officers are subject to share ownership and retention guidelines.

Committees

Audit Committee. The purpose of the Audit Committee is to, among other things, oversee and monitor our accounting and financial reporting processes, our financial statement audits, the qualifications, independence and performance of our independent auditors and our internal accounting and financial controls; to pre-approve audit and non-audit services; to provide oversight and monitor our Internal Audit Department; to review, approve and monitor our Code of Business Conduct and Ethics; to oversee and review our risk management policies; and to establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. None of the Audit Committee members are employees of Align, and our Board of Directors has determined that each member is independent within the meaning of the Nasdaq listing standards and the rules and regulations of the SEC. Our Board of Directors has determined that Mr. Santora is qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements. The report of the Audit Committee for 2010 is included in this proxy statement.

Compensation Committee. The primary goal of the Compensation Committee is to ensure that the Company’s compensation programs successfully align the interest of employees, including executive officers, with those of the Company’s stockholders. In carrying out this objective, the Compensation Committee is responsible for reviewing and administering all compensation arrangements for executive officers, and reviewing general compensation goals and guidelines for Align’s employees and the criteria for which bonuses are to be determined. The Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although no such delegation is currently in effect. None of the Compensation Committee members are employees of Align, and our Board of Directors has determined that each member is independent within the meaning of the Nasdaq listing standards. The report of the Compensation Committee for 2010 is included in this proxy statement.

Compensation Committee Interlocks and Insider Participation.

No member of the Compensation Committee of the Board of Directors was at any time, since the formation of Align, an officer or employee of Align. No executive officer of Align serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Align’s Board of Directors or Compensation Committee.

Nominating and Governance Committee. The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board of Directors as well as evaluate the composition, organization and governance of the Board of Directors and its committees and develop and recommend corporate governance principles and policies applicable to Align.

Technology Committee. The Technology Committee is expected to review Align’s technology and development activities and oversee and advise the Board of Directors on matters of innovation and technology.

Stockholder Communications with Board of Directors

Stockholders may communicate directly with the non-management directors of Align by sending an email to Board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or Align’s management or independent advisors. After reviewing stockholder messages, our Board of Directors will determine whether any response is necessary or warranted.

Director Compensation

Cash Compensation. Our standard cash compensation plan for non-employee directors is as follows:

Description	Current Fee
Annual retainer for Chairman of the Board of Directors (1)	$210,000

Monthly retainer for membership on the Board of Directors (excluding the Chairman of the Board)	$3,000

Additional monthly retainer for Chair of Audit and Compensation Committees	$1,500

Additional monthly retainer for Chair of Technology Committee	$833

Additional monthly retainer for Chair of Nominating and Governance Committee	$500

Each face to face meeting of the Board of Directors	$1,500

Each telephonic meeting of the Board of Directors	$750

Each face to face Committee meeting	$1,000

Each telephonic Committee meeting	$500

(1)	The Chairman of the Board does not receive any compensation for Board or committee attendance other than the annual retainer.

Equity Compensation.

Automatic Grant Program. Under the Automatic Grant Program of our 2005 Incentive Plan, each non-employee director who has served as a director for at least six months receives an automatic option grant for 10,000 shares of common stock plus an award of 3,000 restricted stock units on the date of each annual meeting of stockholders during his period of continued service on the Board. The shares vest upon the earlier of (i) the one year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders following the grant date.

In 2010, pursuant to our Automatic Grant Program, each of Messrs. Collins, Lacob, Morrow, Nagel, Santora and Thaler received an option to purchase 10,000 shares of common stock having an exercise price of $16.01 per share and 3,000 restricted stock units. Assuming the continued service of the director, each of these equity awards will vest 100% on May 19, 2011.

Discretionary Grants. In connection with Mr. Larkin’s service as Chairman of the Board of Directors, in February 2010, Mr. Larkin received a discretionary grant of an option to purchase 15,000 shares of common stock with an exercise price of $17.94 per share and a discretionary grant of 5,000 restricted stock units. Each of these awards was fully vested in February 2011. In February 2011, Mr. Larkin received a discretionary grant of an option to purchase 15,000 shares of common stock with an exercise price of $20.79 per share and a discretionary grant of 5,000 restricted stock units. Assuming the continued service of Mr. Larkin, each of these awards will vest 100% in February 2012, the one year anniversary of the date of grant. Mr. Larkin will not receive any awards in 2011 under the Automatic Grant Program.

Each outstanding option granted to our directors will become fully vested and immediately exercisable upon (i) certain changes in ownership or control of Align or (ii) the death or permanent disability of the optionee while serving as a member of Align’s Board of Directors. Upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock, each such option may be surrendered to Align for a cash distribution per surrendered option share in an amount equal to the excess of (a) the tender offer price paid per share of common stock over (b) the exercise price payable for the share underlying such option.

2010 Director Compensation. The table below summarizes the compensation paid by Align to non-employee directors for the year ended December 31, 2010. Mr. Thomas M. Prescott, our President and Chief Executive Officer, is not included in this table because he is an employee of Align and, as such receives no compensation for his service on the Board of Directors. The compensation received by Mr. Prescott is shown in the Summary Compensation Table on page 52.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	Total ($)
David E. Collins	$61,000	$48,030	$81,913	$190,943
Joseph Lacob	$55,250	$48,030	$81,913	$185,193
C. Raymond Larkin Jr.(3)	$210,000	$89,700	$138,630	$438,330
George Morrow	$72,750	$48,030	$81,913	$202,693
Dr. David Nagel	$67,496	$48,030	$81,913	$197,439
Greg Santora	$75,250	$48,030	$81,913	$205,193
Warren Thaler	$61,500	$48,030	$81,913	$191,443

(1)	The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011. There can be no assurance that the grant date fair value amounts will ever be realized. The restricted stock unit awards are time based awards, and are not subject to performance conditions.
(2)	The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011. There can be no assurance that the grant date fair value amounts will ever be realized.
(3)	Mr. Larkin is the Chairman of the Board. The Chairman of the Board does not receive any compensation for Board or committee attendance other than the annual retainer.

The aggregate number of option awards and the aggregate number of stock awards outstanding at December 31, 2010 for each non-employee director is as follows:

Name	Option Awards	Stock Awards
Mr. Collins	40,000	3,000
Mr. Lacob	38,000	3,000
Mr. Larkin	158,000	5,000
Mr. Morrow	115,000	3,000
Dr. Nagel	50,000	3,000
Mr. Santora	139,000	3,000
Mr. Thaler	115,000	3,000

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accountants (“PwC”), to audit the financial statements of Align for the year ending December 31, 2011. In making its recommendation to appoint PwC as Align’s independent registered public accountants, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Ratification of the selection of PwC requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “For” this Proposal 2. An “Abstention” vote will have the same effect as an “Against” in this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS

ALIGN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR

ENDING DECEMBER 31, 2011

Fees to PricewaterhouseCoopers LLP for 2010 and 2009

The following table presents fees for professional services rendered by PwC for the audit of Align’s annual financial statements for 2010 and 2009 and fees billed for audit-related services and tax services rendered by PwC for 2010 and 2009:

	2010	2009
Audit fees (1)	$1,041,694	$1,004,858
Audit-related fees (2)	$488,170	$88,773
Tax fees (3)	$277,494	$364,577

Total fees:	$1,807,358	$1,458,208

(1)	Audit fees—These are fees for professional services performed by PwC for the annual audit of Align’s financial statements and review of financial statements included in Align’s quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.
(2)	Audit-related fees—These are fees for technical advisory consultations performed by PwC that are reasonably related to the performance of the audit or review of Align’s financial statements and are not reported under “Audit fees” including fees for due diligence services.
(3)	Tax fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning.

Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2010 and 2009 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee of the Board of Directors with respect to Align’s audited financial statements for the year ended December 31, 2010, which include the consolidated balance sheets of Align as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2010, and the notes thereto.

In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of:

•	the integrity of the Align’s financial statements;

•	Align’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s qualifications, independence and performance;

•	adequacy of Align’s internal accounting and financial controls; and

•	Align’s internal audit department.

The full text of the Audit Committee’s charter is available on the Investor Relations section of Align’s website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the Nasdaq listing standards.

In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

•

providing guidance with respect to Align’s relationship with the independent auditors, including having the responsibility for their appointment, compensation and retention; reviewing the results and audit scope;

•	approving audit and non-audit services;

•	reviewing and discussing with management the quarterly and annual financial reports;

•	overseeing and reviewing Align’s risk management policies; and

•	overseeing management’s implementation and maintenance of effective systems of internal controls.

The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Before selecting PricewaterhouseCoopers LLP as Align’s independent auditors for fiscal 2010, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters to be considered under the SEC’s rules regarding auditor independence, including the nature and extent of non-audit services, to ensure that the accountants’ independence will not be impaired. In addition, the Audit Committee has received the written disclosures and the letter required from the independent accountants required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee of our Board of Directors has determined that the provision of services by PricewaterhouseCoopers LLP of non-audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align’s audited consolidated financial statements in Align’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Respectfully submitted by:

AUDIT COMMITTEE

Greg J. Santora, Chair

David E. Collins

Warren S. Thaler

PROPOSAL THREE

APPROVAL OF AN INCREASE IN AUTHORIZED SHARES UNDER THE ALIGN

TECHNOLOGY, INC. 2005 INCENTIVE PLAN

At our annual meeting on May 20, 2010, the stockholders approved our 2005 Incentive Plan (as amended) (the “Incentive Plan”), which is the plan under which Align currently grants stock options, restricted stock units, performance-based restricted stock units to its employees and non-employee directors. On March 23, 2011, the Board of Directors approved Amendment to the Plan (the “Amendment”), subject to stockholder approval, to increase the number of shares authorized for issuance from 13,283,379 to 16,283,379 shares (plus up to an aggregate of 5,000,000 shares that are or would have been returned to the 2001 Plan as result of termination of options or repurchase of shares on or after March 28, 2005).

No grants have been made under the 2001 Plan since the adoption of the Incentive Plan in 2005. To the extent stockholders do not approve this Proposal Three, the Incentive Plan will continue as if the Amendment did not apply and was not adopted by the Board.

Reasons Why You Should Vote in Favor of the Approval of the Incentive Plan

Our Board believes the Incentive Plan is in the best interests of Align and our stockholders for the following reasons:

•

Aligns director, employee and stockholder interests. We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced employees and their efforts to help Align achieve its business objectives. At Align, equity awards constitute a key component of our incentive and retention programs because the Board and the Compensation Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

•

Attracts and retains talent. Talented, motivated and effective executives and employees are essential to executing our business strategies. Stock-based compensation has been an important component of total compensation at Align for many years because such compensation enables us to effectively recruit executives and other employees while encouraging them to act and think like owners of our company. If the Incentive Plan is approved, we believe we will maintain our ability to offer competitive compensation packages to both retain our best performers and attract new talent.

•

Supports our pay-for-performance philosophy. The Committee believes that stock-based compensation is inherently performance-based, as the benefit the recipient receives increases as our stock price rises. The same attribute also directly links stock option compensation with stockholder value creation.

The Board of Directors believes it is in the best interest of the Company that the stockholders approve the Amendment to increase the number of shares that are available for awards under the Incentive Plan, because the increase will allow the Company to continue to grant stock-based compensation at levels it deems appropriate. If the Amendment is approved, we will not have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our financial business objectives. To remain competitive without stock-based compensation arrangements, it likely will be necessary to replace components of compensation previously awarded in equity with cash or with other instruments that may not necessarily align director and employee interests with those of our stockholders as well as stock-based awards do. Additionally, replacing equity with cash will increase cash compensation expense and use cash that would be better utilized toward other strategic purposes, such as strategic acquisitions, research and development of innovative new products, and improvements in the quality and performance of existing products.

Equity Compensation Plan Information as of March 23, 2011 and Burn Rate Information

Under the heading “Equity Compensation Plan Information” on page 66, as required by SEC rules, we provide information about shares of our common stock that may be issued under our equity compensation plans as of December 31, 2010. To facilitate the approval of this Amendment, set forth below is certain additional information. As of the record date, March 23, 2011:

•	77,186,989 shares of our common stock were outstanding.

•	The market value of one share of our common stock was $20.34.

•	The number of shares remaining available for future grants, under the Incentive Plan was 2,785,802.

•	The number of shares of our common stock to be issued upon exercise of outstanding stock options was 7,846,584.

•	The weighted average exercise price of all outstanding stock options was $13.27.

•	The weighted average remaining contractual term for all outstanding stock options was 5.54 years.

•	The total number of unvested full value awards outstanding was 1,252,638.

Additionally, the following table sets forth information regarding awards granted and earned and the run rate (burn rate) for each of the last three fiscal years.

(in thousands, except for Basic TSO)	2010	2009	2008
Stock options granted	1,501	1,134	2,185

Restricted stock units granted	427	326	685

Weighted average basic common shares outstanding during the fiscal year	75,825	69,094	66,812

% of Basic Total Shares Outstanding (RSUs counted using a ratio of 2:1)	3.1%	2.6%	5.3%

The following is a summary of the material features of the Incentive Plan (as it is proposed to be amended by the Amendment) and its operation. This summary is qualified in its entirety by reference to the Incentive Plan itself. The Incentive Plan was previously attached as Exhibit A to our 2010 Definitive Proxy Statement, filed with the Securities and Exchange Commission on April 21, 2010. A copy of the Amendment is attached to this Proxy Statement as Exhibit A.

Summary of the 2005 Incentive Plan

Purpose. The general purposes of the Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to individuals who perform services to the Company and to promote the success of the Company’s business.

Administration. The Incentive Plan will be administered by the Board or a committee (“Committee”) designated by the Board (in either case, the “Plan Administrator”). To make grants to certain officers and key employees of the Company, the members of the Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), administration must be by a Compensation Committee comprised solely of two or more “outside directors” within the meaning of Section 162(m).

Subject to the terms of the Incentive Plan, the Plan Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards, to modify or amend each award (subject to the restrictions of the Incentive Plan), including to accelerate vesting or waive forfeiture restrictions, and to interpret the provisions of the Incentive Plan and outstanding awards.

Eligibility. The Incentive Plan provides that nonstatutory stock options, restricted stock, restricted stock units (“RSUs”), performance shares, performance units, and stock appreciation rights (“SARs”) may be granted to employees (including officers) and consultants of the Company and its affiliates and to members of the Board. Incentive stock options may be granted only to employees. The Plan Administrator will determine which eligible persons will be granted awards. In addition, the Plan Administrator may grant other incentives payable in cash or shares under the Incentive Plan as determined by the Plan Administrator to be in the best interests of the Company and subject to any terms and conditions the Plan Administrator deems advisable.

Shares Available under the Incentive Plan. We are asking stockholders to approve an increase of 3,000,000 shares in the number of shares reserved under the Incentive Plan. If stockholders approve the Amendment, a total maximum aggregate of 16,283,379 shares plus up to an aggregate of 5,000,000 shares that had or would have been returned to the 2001 Plan (the “2001 Plan”) as result of termination of options or repurchase of shares on or after March 28, 2005, would be available for issuance under the Incentive Plan. If the Amendment is not approved by the stockholders, up to a total of 13,283,379 shares plus up to an aggregate of 5,000,000 shares that are or would have been returned to the 2001 Plan as result of termination of options or repurchase of shares on or after March 28, 2005, are available for issuance. No grants have been made under the 2001 Plan since the adoption of the Incentive Plan. In May 2005, stockholder approval of the Incentive Plan was obtained and the 2001 Plan was terminated. As of March 23, 2011, 7,846,584 shares were subject to outstanding options and 1,252,638 shares were subject to outstanding restricted stock units under the Incentive Plan. As of the same date, 2,785,802 shares remained available for any new awards to be granted in the future under the Incentive Plan. Any shares subject to options or SARs will be counted as one share for purposes of determining the available number of shares for issuance under the Incentive Plan. Any shares subject to restricted stock, RSUs, and performance shares or units will be counted as 1.5 shares for purposes of determining the available number of shares for issuance under the Incentive Plan. To the extent a share that was subject to an award that counted as 1.5 shares against the shares reserved under the Incentive Plan, is recycled back into the Incentive Plan (as described below), the Incentive Plan will be credited with 1.5 Shares.

If an award expires or becomes unexercisable without having been exercised in full or, with respect to RSUs, performance units or performance shares, is terminated due to failure to vest, the unpurchased shares (or for awards other than Options or SARs, the unissued shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon the exercise of a SAR settled in shares, the gross number of shares covered by the portion of the award so exercised will cease to be available under the Incentive Plan. Shares that have actually been issued under the Incentive Plan under any award will not be returned to the Incentive Plan and will not become available for future distribution under the Incentive Plan; except that if shares issued pursuant to restricted stock, RSUs, performance shares or performance units are repurchased by the Company or are forfeited to the Company due to failure to vest, such shares will become available for future grant under the Incentive Plan. Shares used to pay the exercise or purchase price of an award and/or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the Incentive Plan. To the extent an award under the Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Incentive Plan.

Prohibition on Repricings and Option or SAR Exchanges. The exercise price for the shares to be issued pursuant to an option or SAR that has already been granted may not be reduced without the consent of our stockholders. This prohibition includes, without limitation, a repricing of the option or SAR as well as an option or SAR exchange program whereby the holder of such award agrees to cancel his or her existing option or SAR in exchange for an option, SAR or other award to be granted in the future with an exercise price equal to the fair market value of the shares subject to such award on the date of grant.

Options. The exercise price of options granted under the Incentive Plan is determined by the Plan Administrator and must not be less than 100% of the fair market value of the Company’s common stock at the time of grant. Options granted under the Incentive Plan expire as determined by the Plan Administrator, but in no event later than seven (7) years from date of grant. Incentive stock options granted to stockholders owning more than 10% of the voting stock of the Company must have an exercise price per share no less than 110% of the fair market value at the time of grant and the term of such option may be no more than 5 years from the date of grant. The fair market value of the Company’s common stock generally is determined with reference to the price for the Company’s common stock on the date the option is granted.

Options become exercisable at such times as are determined by the Plan Administrator and are set forth in the individual option agreements. An option is exercised by giving written notice to the Company specifying the number of full shares to be purchased and tendering payment of the purchase price. The method of payment of the exercise price for the shares purchased upon exercise of an option will be determined by the Plan Administrator. Each option grant is evidenced by an agreement that specifies the exercise price, the term of the option, the forms of consideration for exercise, and such other terms and conditions as the Plan Administrator, in its sole discretion, will determine.

Stock Appreciation Rights. A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company common stock between the date of grant of the award and the date of its exercise. The Plan Administrator, subject to the provisions of the Incentive Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Incentive Plan; provided that no SAR may have a term of more than 7 years from the date of grant and that the exercise price of a SAR may not have an exercise price below 100% of the fair market value of the Company’s common stock on the grant date.

Upon exercise of a SAR, the holder of the SAR will be entitled to receive payment from us in an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of shares with respect to which the SAR is exercised. At the discretion of the Plan Administrator, payment to the holder of a SAR may be in cash, shares or a combination of both. Each SAR grant is evidenced by an agreement that specifies the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Plan Administrator will determine.

Termination of Employment. The Incentive Plan gives the Plan Administrator the authority to vary the terms of the individual option and SAR agreements, including exercisability of the award following termination of service with the Company. In the absence of a period specified in the option or SAR agreement, generally if a participant ceases to be an employee, director or consultant for any reason other than misconduct, then the participant will have the right to exercise his or her outstanding award for 3 months (or 12 months if termination is due to death or disability), after the date of termination, but only to the extent that the participant was entitled to exercise such option or SAR at the date of such termination. In no event will an option or SAR be exercisable beyond its term.

Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the Plan Administrator in its sole discretion. Restricted stock awards may be subject to vesting conditions as the Plan Administrator specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Plan Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. The Plan Administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed. Each restricted stock grant is evidenced by an agreement that specifies the period of restriction, the number of shares granted, and such other terms and conditions as the Plan Administrator will determine.

Restricted Stock Units. The Plan Administrator may grant RSUs which represent a right to receive shares at a future date as set forth in the participant’s award agreement. Each RSU granted under the Incentive Plan is evidenced by an agreement that specifies the number of shares subject to the award and other terms and conditions as the Plan Administrator will determine. RSUs will result in a payment to a participant only if the performance goals or other vesting criteria the Plan Administrator may establish are achieved or the awards otherwise vest. Earned RSUs will be paid, in the sole discretion of the Plan Administrator, in the form of cash, shares, or a combination of both. The Plan Administrator may establish vesting criteria in its discretion, which may be based on company-wide, business unit or individual goals, or any other basis and which may include the performance goals listed below, and which, depending on the extent to which they are met, will determine the number of RSUs to be paid out to participants.

After the grant of a restricted stock unit award, the Plan Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned RSUs as of the date set forth in the award agreement.

Performance Units and Performance Shares. Performance units and performance shares may also be granted under the Incentive Plan. Each award of performance shares or units granted under the Incentive Plan is evidenced by an agreement that specifies the performance period and other terms and conditions of the award as the Plan Administrator will determine. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria the Plan Administrator may establish are achieved or the awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Plan Administrator, in the form of cash, shares, or a combination of both. The Plan Administrator may establish performance objectives in its discretion, which may be based on company-wide, divisional or individual goals, applicable federal or state securities laws, or any other basis and which may include the performance goals listed below, and which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

After the grant of a performance unit or performance share, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares and accelerate the time at which any restrictions will lapse or be removed. Performance units will have an initial value established by the Plan Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share on the grant date. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement.

Other Cash or Stock Awards. In addition to the awards described above, the Plan Administrator may grant other incentives payable in cash or shares under the Incentive Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate, including awards intended to qualify as “performance based compensation” under Code Section 162(m) provided that in any fiscal year, a participant will not receive an award under this Section in excess of $5,000,000.

Performance Goals. Awards of restricted stock, RSUs, performance shares, performance units and other incentives under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement including: cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; economic value added; equity or stockholder’s equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; return on net assets; revenue; sales growth; share price; or total return to stockholders. The performance goals will be based on the Company’s tactical and strategic business objectives, which may differ from participant to participant and from award to award, may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured on growth basis or relative basis to a peer group or index. The performance goals will be calculated in accordance with the Company’s financial statements, United States Generally Accepted Accounting Principles (“GAAP”) or under a methodology established by the Plan Administrator prior to issuance of an award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis section of the Company’s annual report.

To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Code Section 162(m)), the Plan Administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Plan Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the Plan Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Vesting of Restricted Stock, Restricted Stock Units and Performance Shares and Units. The Incentive Plan provides that awards of restricted stock, restricted stock units and performance shares and units (other than grants to non-employee directors) will vest no earlier than one-third of the total number of shares subject to the award each year from the date of grant, unless the Plan Administrator determines that the award is to vest upon the achievement of a performance objective, provided the period for measuring performance will be at least 12 months.

Individual Award Limitations. The Incentive Plan contains annual grant limits intended to satisfy Code Section 162(m). Specifically, the maximum number of shares which could be issued to any one individual in any fiscal year (i) pursuant to options or SARs is 1,000,000 shares, (ii) pursuant to restricted stock is 500,000 shares, (iii) pursuant to RSUs is 500,000 shares, and (iv) pursuant to performance shares is 500,000 shares, and the maximum dollar value which could be issued to any one individual in any fiscal year pursuant to the grant of performance units is $5,000,000. In addition, in connection with his or her initial hiring with the Company, an individual may be granted additional awards of up to a maximum of (i) 1,000,000 shares covering options or SARs, (ii) 500,000 shares covering restricted stock, (iii) 500,000 shares covering RSUs, and (iv) 500,000 shares covering performance shares. Other types of incentives payable in cash under the Incentive Plan that the Plan Administrator may determine to grant have a maximum dollar value of $5,000,000 per year for any participant.

Non-Transferability of Awards. Awards granted under the Incentive Plan generally are not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Misconduct. If a participant terminates service with the Company as a result of his or her misconduct (as defined in the Incentive Plan) or the participant engages in misconduct while holding an outstanding award, then all awards granted under the Incentive Plan that the participant holds will terminate immediately and the participant will have no further rights with respect to those awards.

Automatic Director Grants. In addition to other awards for which non-employee directors may otherwise be eligible, the Incentive Plan provides for the automatic grant of options and RSUs to our non-employee directors. Non-employee directors who, after March 7, 2007, are then serving as directors and who have been directors for at least 6 months will receive an annual option to purchase 10,000 shares and an annual award of 3,000 RSUs on the date of each annual meeting of our stockholders. All options granted under the automatic grant provisions have a term of seven (7) years and an exercise price equal to fair market value of our common stock on the date of grant. Each annual option to purchase 10,000 shares becomes exercisable, and each annual award of 3,000 RSUs vest, as to 100% of the shares subject to the respective option on the earlier of the one-year anniversary of the date of grant or the date of the next annual meeting of the Company’s stockholders, provided that the non-employee director remains a director through such date. The annual awards of 3,000 RSUs that vest will be settled in shares. The Plan Administrator in its discretion may change and otherwise revise the terms of automatic director grants, including, without limitation, the number of Shares and exercise prices for awards granted on or after the date of such change or revision

Adjustments. In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of the Company, or other change in the corporate structure affecting the Company’s common stock, the Plan Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be available under the Incentive Plan, will adjust the number and class of shares that may be delivered under the Incentive Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations.

Dissolution or Liquidation. In the event of the Company’s proposed dissolution or liquidation, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Change in Control. In the event of our change in control (as defined in the Incentive Plan), each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, the Plan Administrator will provide notice to the recipient that he or she has the right to exercise the option and SAR as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for RSUs and performance shares and units will be deemed achieved at target levels, and all other terms and conditions met. In such event, the Plan Administrator will notify the participant that the award is fully exercisable for such period of time as the Plan Administrator may determine from the date of such notice and that the award will terminate upon expiration of such period. With respect to awards granted to non-employee directors that are assumed or substituted for, if on the date of or following such assumption or substitution such director is terminated in his or her capacity as a director other than upon his or her voluntary resignation, then he or she will fully vest in and have the right to exercise options and/or SARs as to all of the shares subject to such awards, all restrictions on restricted stock will lapse, and all performance goals or other vesting criteria with respect to RSUs and performance shares and units will be deemed achieved at target levels and all other terms and conditions met.

Amendment and Termination of the Incentive Plan. The Plan Administrator will have the authority to amend, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. Any amendment, suspension or termination will not, without the written consent of the participant, impair any rights of any participant under any award previously granted. If stockholders approve the Incentive Plan, it will terminate on the 10-year anniversary of the Company’s 2010 Annual Meeting, unless the Plan Administrator terminates it earlier pursuant to the terms of the Incentive Plan.

Number of Awards Granted to Employees, Consultants and Directors

Subject to the annual numerical limits under the Incentive Plan, the number of awards (if any) that an employee, consultant, or director may receive under the Incentive Plan is in the discretion of the Plan Administrator and therefore cannot be determined in advance. Under the automatic award grant program, however, each individual who first becomes a non-employee Board member will receive an option grant to purchase 30,000 shares on the date the individual joins the Board. In addition, on the date of each annual stockholders meeting, each non-employee member of the Board, will automatically be granted an option to purchase 10,000 shares of common stock and an award of 3,000 RSUs, provided the individual has served on the Board for at least six months. The following table sets forth: (a) the total number of shares subject to options and SARs, (b) the average per share exercise price of options and SARs, and (c) the total number of shares subject to restricted stock, RSUs, performance shares and performance units, granted during the last fiscal year.

Name of Individual or Group	Number of Options and SARs Granted	Average Per Share Exercise Price	Shares of Restricted Stock, RSUs, and Performance Shares and Units
Thomas M. Prescott, President & CEO	175,000	$17.94	60,000
Kenneth B. Arola, Vice President Finance & CFO.	48,000	$17.94	16,000
Len M. Hedge, Senior Vice President, Business Operations	60,000	$17.94	20,000
Dana C. Cambra, Vice President, Research & Development and Information Technology	41,000	$17.94	13,667
Richard Twomey, Vice President, International	90,000	$14.27	30,000
All executive officers, as a group	556,500	$17.34	187,267
All directors who are not executive officers, as a group	75,000	$16.40	23,000
All employees who are not executive officers, as a group	869,664	$17.95	216,924

Federal Income Tax Information

Nonstatutory Stock Options. No taxable income is reportable upon grant of a nonstatutory stock option with an exercise price at least equal to the fair market value of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case the spread upon exercise will be an alternative minimum tax adjustment item). If the participant exercises the option and then later sells or otherwise disposes of the shares more than 2 years after the grant date and more than 1 year after the exercise date, the difference between the sale price and the exercise price will be taxed as long-term capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the 2 or 1 year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option and any additional gain or loss will be capital gain or loss.

Stock Appreciation Rights. No taxable income is reportable upon grant of a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which the shares underlying the award vests (that is, becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture). However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its three (3) most highly compensated executive officers other than the Chief Financial Officer. Under Code Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Incentive Plan has been designed to permit the Plan Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards.

Section 409A. Section 409A of the Code sets forth requirements with respect to how an individual may elect to defer compensation and select the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred.

Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE INCENTIVE PLAN AND DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

Vote Required; Recommendation of Board of Directors

The approval of the Amendment to the amended and restated Align Technology, Inc. 2005 Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL

AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE ALIGN TECHNOLOGY, INC. 2005 INCENTIVE PLAN (AS AMENDED).

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, we are requesting your approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 35 to 50 of this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote.

As we discuss below under the caption “Executive Officer and Director Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to link the actions of our executives to business outcomes that drive value for our stockholders. We believe that the most effective way to achieve this goal is to compensate our executive officers for the achievement of specific annual financial goals, certain annual and longer-term key strategic objectives, and the realization of increased stockholder value. We believe the compensation program for our executive officers was instrumental in helping Align achieve strong financial performance despite a challenging macroeconomic environment over the past few years. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 35 of this Proxy Statement for additional details on Align’s executive compensation, including Align’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2010.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Align Technology, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 35 to 50 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5

ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, you are being provided with the opportunity to cast a vote on how frequently we should seek an advisory vote on the compensation of our named executive officers, commonly referred to as a “say on pay” vote, as provided in Proposal 4. This advisory vote is referred to here as the “frequency of say on pay” vote. Under this Proposal 5, you may vote on whether you would prefer to have a “say on pay” vote every year, every two years or every three years, or abstain.

The “say on pay” and “frequency of say on pay” voting provisions are new and, based upon current information our Board of Directors believes that the “say on pay” advisory vote should be conducted every year. An annual advisory vote on executive compensation will allow our stockholders to provide input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

While this advisory vote on the frequency of the “say on pay” vote is non-binding, our Board of Directors and Compensation Committee will give careful consideration to the choice that receives the most votes when considering the frequency of future “say on pay” votes. Please mark on the Proxy Card your preference as to the frequency of holding shareholder advisory votes on executive compensation, as every year, every two years, or every three years, or you may abstain from voting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS EVERY YEAR.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In this Compensation Discussion and Analysis we discuss and analyze the manner and context in which compensation is awarded to and earned by our named executive officers. This discussion is intended to provide perspective for the data presented in the tables and narrative that follow. Our named executive officers (which we refer to as our NEOs) for 2010 are:

Name	Title
Thomas M. Prescott	President & Chief Executive Officer
Kenneth B. Arola	Vice President, Finance & Chief Financial Officer
Len M. Hedge	Senior Vice President, Business Operations
Dana C. Cambra	Vice President, Research & Development & Information Technology
Richard Twomey	Vice President, International

Executive Summary

2010 Business Background.

Align and its management delivered strong results in 2010, including:

•	Strong financial results. Align delivered strong financial results in 2010, achieving:

•	non-GAAP net revenue of growth of 19.4%;

•	non-GAAP profit from operations growth of 97%; and

•	non-GAAP EPS growth of 95%.

Appendix A to this proxy statement includes a reconciliation of non-GAAP revenue, operating income and non-GAAP EPS to the most comparable GAAP measures. Align and its management team delivered these results despite the challenges in 2010 associated with continued economic uncertainty and a sluggish recovery of the U.S. and global economy.

•

Strong Progress with Strategic Initiatives. Align continued to demonstrate excellent execution on and progress with strategic initiatives including technology innovation, consumer demand creation, enhancing the customer experience, and international expansion. The following highlights some of Align’s accomplishments in 2010 related to these initiatives.

•

In August, we introduced Invisalign™ G3, the most significant collection of new features and innovations in the Company’s history. Invisalign G3 is engineered to deliver even better clinical results, with new aligner and software features that make it easier to use Invisalign with Class II and Class III patients, new SmartForce™ features designed for increased predictability of certain tooth movements, and simpler, more intuitive software to streamline treatment planning and review.

•

We continued to focus on programs that increase awareness and educate prospective teen patients and their parents, including the successful sponsorships of events during the summer such as the Teen Choice awards and Journeyz Backyard BBQ Tour, a nationwide action sports tour.

•

In October, we announced that we had received regulatory approval from the Chinese State Food and Drug Administration (SFDA) to market and sell the Invisalign system as a Class II medical device for the treatment of malocclusion. We also received our License of Medical Device Operation Enterprise (Enterprise License) from the Shanghai Food and Drug Administration, which allows the Company to distribute Invisalign in China.

•	International revenue grew 25% from 2009 and constituted 26% of our total Invisalign revenues in 2010.

We achieved these results not only because of our leading technology, and strong customer relationships, but because of strong execution by our outstanding employees. Maintaining these results while continuing to position us for future success and producing strong stockholder returns requires that we recruit, retain and motivate high caliber talent. To that end, we design our executive compensation program to offer competitive compensation that reflects company performance against the achievement of financial and strategic objectives, job complexity, and strategic value of each executive role, while seeking long-term retention and motivation.

Highlights of FY2010 Compensation Committee Actions

Because Align was able to deliver such strong financial and strategic results for its stockholders, customers and employees, the Compensation Committee determined that our NEOs would receive salary increases, cash bonuses, and equity grants, in recognition of the Company’s and the individual’s performance, as highlighted below and as further discussed in this CD&A.

•

In January 2010, based on an assessment and analysis of our performance compared to that of our peer group over a three year period, the Compensation Committee determined to set executive compensation more in line with our philosophy of “paying for performance”. As a result, we revised our approach to setting target base salary and target total direct compensation compared to fiscal 2009 as discussed below in “The Principal Components of Compensation for our Executive Officers—How we determine Compensation—Role of Competitive Data and Compensation Committee’s Discretion”.

Element of Compensation	2009 Target Percentile	2010 Target Percentile
Base Salary	60th percentile	50th percentile
Target total cash compensation	70th to 80th percentile	65th to 75th percentile

The Compensation Committee uses these percentiles as a starting point and then incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements that are described below. The Compensation Committee ultimately relies upon the judgment of its members and makes adjustments to an executive’s compensation below or above the targeted percentile ranges.

In 2010, performance-based compensation made up approximately 87% of total direct compensation of our CEO and 77% of the total direct compensation of our other NEOs.

•	In January 2010, after considering:

•	Align’s performance relative to our peer group,

•	Align’s strong financial and strategic performance in 2009, including:

•	record revenue;

•	continued growth in international markets;

•	strong gross margin performance;

•	significant overall improvement in operating margin;

•	the successful introduction of new products and product enhancements; and

•	the scope of roles and responsibilities at Align,

the Compensation Committee increased base salaries from 2009 levels and granted equity incentive awards.

•

For fiscal 2010, we achieved a weighted average of 121% of our financial and strategic goals and, as a result, performance-based cash compensation in 2010 exceeded the established target amounts for each NEO.

We believe the compensation program for our executive officers was instrumental in helping Align achieve strong financial performance despite a challenging macroeconomic environment over the past few years.

Executive Compensation Philosophy and Core Objectives

Align’s executive compensation program is designed to effectively link the actions of our executives to business outcomes that drive value for our stockholders. We believe that the most effective way to achieve this goal is to reward meeting or surpassing annual financial targets (short-term performance) and multi-year key strategic priorities (both short and longer-term performance). With this philosophy as our foundation, the following principles guide our compensation decisions:

•	Offer competitive compensation. We seek to provide competitive compensation opportunities to attract, retain and incent superior talent.

•

Reward performance. A significant portion of total compensation for our NEOs is tied to the achievement of financial and strategic objectives. We believe that this supports our pay-for-performance philosophy by directly and substantially linking rewards to the achievement of measurable financial targets and a shared set of critical strategic priorities. By also rewarding individual performance, we seek to foster a meritocracy.

•

Link the interests of our executives with those of our stockholders. A significant portion of total compensation for our NEOs is tied to the achievement of financial and strategic objectives and is in the form of long-term equity-based compensation. This structure is designed to focus decision-making and behavior on goals that are consistent with Align’s overall strategy. We believe that this links the actions of our executives to business outcomes that increase stockholder value.

How We Implement and Manage our Executive Compensation Programs

The table below specifies the responsible parties and their respective roles in the determination of our compensation for our NEOs.

Responsible Party	Roles and Responsibilities
Compensation Committee (Comprised solely of independent directors and reports to the Board of Directors)

•    Sets Align’s overall compensation philosophy, which is reviewed and approved by the board of directors.

•    Reviews and approves our compensation programs; designs and monitors the execution of these programs.

•    Reviews and approves all equity compensation awards for our employees, including our executive officers.

•    Reviews and approves all cash based compensation arrangements for our executive officers (other than our CEO).

•    Reviews and recommends to our board of directors all cash based compensation arrangements for our CEO.

Consultant to the Compensation Committee

(Compensia, Inc.—an independent executive compensation consulting firm retained directly by the Compensation Committee to assist it in performing its responsibilities)

In 2010, Compensia attended meetings of the Committee from time to time and communicated outside of meetings with members of the Committee and management with respect to the design and assessment of compensation packages for our executive officers. Specifically, Compensia assisted the Committee’s executive compensation-setting process by:

•    Analyzing whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive within the market relative to our peer companies.

•    Defining the appropriate peer group of comparable companies.

•    Assisting in the design of our compensation programs for executives and board members, including discussing evolving compensation trends.

•    Reviewing the effectiveness of our compensation programs.

•    Compiling and providing market data to assist in setting our compensation philosophy, plan parameters and measures.

Other than its role as consultant to the Committee, Compensia performed no work for the Company.

Responsible Party	Roles and Responsibilities
Executive Officers (Assisted by other Company staff members)

In designing the various elements of our compensation program and determining actual compensation awards, the Compensation Committee draws upon the expertise of various individuals on matters that fall within their respective realms of responsibility.

•    CEO. Our CEO:

•    Advises the Committee regarding the alignment and weighting of our performance measures under our annual cash incentive (bonus) awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation program.

•    Conducts performance reviews for the other NEOs, and makes recommendations to the Compensation Committee with respect to the other NEOs’ compensation.

•    Senior Vice President, Business Operations. As the vice president currently in charge of the human resource department, he attends Compensation Committee meetings in order to provide comprehensive information and support to the Compensation Committee.

•    CFO. He attends Compensation Committee meetings as one of the ways in which he, like the CEO, assures himself that our CD&A is correct so that he can provide the certification required by Section 302 of the Sarbanes-Oxley Act. In the course of a Committee meeting, he may also be called upon to explain details of financial results relevant to incentive compensation or other financial measures or accounting rules.

•    General Counsel. He is generally available at Compensation Committee meetings to provide input on the legal and regulatory environment and to assist in the preparation of minutes.

Any executive officer who participates in Compensation Committee meetings leaves the meetings during discussions and deliberations of individual compensation actions affecting them personally and during the Compensation Committee’s executive sessions.

The Principal Components of Compensation of our Executive Officers

The principal components of each executive officer’s total compensation package at Align are:

•	base salary;

•	annual cash incentive (bonus) awards;

•	long-term equity-based incentive grants; and

•	severance and change of control arrangements.

How We Allocate Between the Various Elements of Compensation.

Pay-for-Performance. Our Compensation Committee believes that the majority of our NEOs compensation should be “performance-based”—that is, tied to the success of our business and the individual performance of our NEOs. Consistent with this pay-for-performance orientation, Align believes that annual cash incentive (bonus) awards and long-term equity compensation should together represent the most significant portion of total direct compensation. As a result, a larger portion of our executive officers’ total compensation is performance based and at risk relative to Align’s other employees. We believe this is appropriate because our executive officers bear the greatest responsibility for Align’s results and can exert the greatest influence on Align’s performance. As illustrated by the following graphs, in fiscal 2010, approximately 87% and 85% of our CEO’s total actual and target direct compensation, respectively, was performance-base, and approximately 76% and 77% of our other NEOs total actual and target direct compensation, respectively, was performance-based. We believe this direct and significant link between pay and performance is an effective way to motivate our NEOs to achieve our financial and key strategic objectives and ultimately increase stockholder value.

How We Determine Compensation.

Competitive Positioning. Within the overall framework of the objectives and principles discussed above, the Compensation Committee exercises its judgment in making executive compensation decisions. The factors that generally inform and shape the Committee’s executive compensation decisions for each NEO are:

•	market comparison data (peer group data and survey data);

•	subjective elements, such as:

•	the scope of the executive’s role;

•	the executive’s:

•	experience;

•	qualifications;

•	skills; and

•	performance during the fiscal year (see discussion below on “Role of Individual Performance”);

•	internal equity; and

•	Align’s operational and financial performance.

After reviewing these various competitive positioning factors (none of which is determinative), the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation.

The Use of Market Comparison Data. In connection with the Compensation Committee’s continuing assessment of the competitiveness of Align’s executive pay levels and practices relative to its peers, the Committee considers data gathered from: (i) compensation data from a selected peer group of companies, and (ii) multiple, nationally-published surveys with data from a broader mix of companies across various industries.

The selected companies in the peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The peer group compensation data, however, is limited to publicly available information and therefore does not provide comparisons for as many positions as offered by more comprehensive survey data. In addition, because Align’s executive management talent pool is recruited from a much broader range of companies than those included in our peer group, and because the majority of Align’s executive positions lead functions that tend to be less industry-sensitive from a recruiting perspective, the Committee also considers compensation data gathered from a broader mix of companies across various industries. As a result, the Compensation Committee uses a combination of industry survey data and peer group data to analyze the overall competitiveness of the Company’s compensation.

Peer Group

For fiscal 2010, with the assistance and advice of Compensia, the Committee selected the peer group of companies listed below based on the following section criteria:

•	Industry—medical device companies and software as a service companies (SaaS);

•	Market Capitalization—companies with a market capitalization of between approximately $300 million and $2.3 billion, based upon the companies’ trading ranges at the time of selection; and

•	Revenue—companies with revenue of between approximately $150 million to $700 million, based upon the last four quarters of revenue at the time of selection.

Medical Device	Software as a Service
Accuray Incorporated	Blackbaud, Inc.
American Medical Systems Holdings, Inc.	Blackboard Inc.
Conceptus, Inc.	Dealer Track Holdings, Inc.
Ev3 Inc.	Informatica Corporation
Gen-Probe Incorporated	JDA Software Group, Inc.
Haemonetics Corporation	MicroStrategy Incorporated
Immucor, Inc.	Omniture, Inc.
Integra LifeSciences Holdings Corp.	Taleo Corporation
Masimo Corporation
Merit Medical Systems, Inc.
Natus Medical, Inc.
NuVasive, Inc.
Sirona Dental Systems, Inc.
SonoSite, Inc.
Thoratec Corporation
Volcano Corporation
ZOLL Medical Corporation

Survey Data

In addition to compensation data for the peer companies listed above, the Compensation Committee reviewed executive compensation data made available in surveys published by:

•	Radford Executive (Tech) Survey—the scope of the data included from this survey was companies located throughout the United States with revenues of between $200 million and $500 million;

•	Radford Life Sciences Survey—the scope of the data included from this survey was companies located throughout the United States with more than 150 employees.

Role of Competitive Data and Compensation Committee’s Discretion. The Compensation Committee uses the following percentiles as the starting point for assessing appropriate base salary, target total cash compensation and equity compensation for our executive officers:

Element of Compensation	Target Percentile
Base salary	50th percentile
Target total cash compensation	65th to 75th percentile
Equity compensation	50th to 75th percentile

While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. Due to the variations between companies reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the market data as a starting point and then incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements described in the competitive positioning factors above. After reviewing these various factors, the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation below or above the targeted percentile ranges.

Role of Company Performance. The Compensation Committee believes that our executives should be rewarded based on their success as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under “Annual Cash Incentive (Bonus) Compensation” is the primary factor in determining the amount of cash incentive bonus payments.

Role of Individual Performance. Although the Compensation Committee believes that the largest portion of each executive’s total compensation should be based on our executive officers’ success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual contributions. To evaluate individual performance, individual goals are set each year for the NEOs. These include shared financial and strategic objectives as well as objectives that are directly related to each NEOs specific business function. For example, the CEO’s goals are tied to Align’s overall performance. In contrast, the individual goals set for Mr. Arola included achievement of specific balance sheet metrics, including managing total cash and days sales outstanding (DSOs), the implementation of a new revenue management system, and building the finance organization’s capabilities in order to improve its efficiency and effectiveness as a valuable business partner. The individual goals for Mr. Hedge, included successfully completing cost savings programs initiated by the Company, including delivering specific annual supply chain cost savings, continued leadership of the human resources department, including redesigning the performance management system, and leadership of the Company’s strategic roadmap management performance and execution processes. For Mr. Cambra, his individual goals included delivering the numerous product updates and/or releases on our 2010 strategic roadmap on scope and in schedule and transitioning research and development projects into production. For Mr. Twomey, his individual goals included revenue and financial goals related to the international business, increasing his organization’s capabilities in Europe, China and Japan to drive continued European growth and International expansion. As a result of these individual objectives, the actual compensation of a NEO reflects an element of the Compensation Committee’s subjective evaluation of the contribution of the NEO. There is no specific weight given to any one individual goal or objective. Except with respect to his own performance, this assessment is based on our CEO’s recommendation to the Compensation Committee on how well the executive performed his or her job, and such assessment is largely (although not exclusively) qualitative, not quantitative, in nature. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

The Use of Tally Sheets. The Compensation Committee uses tally sheets to understand the total annual compensation of the NEOs, and to provide perspective on the NEOs wealth accumulation from our compensation programs. Compensation previously paid to the NEOs, including amounts realized under prior equity-based compensation awards, did not affect the Compensation Committee’s compensation decisions for 2010. The Compensation Committee believes that compensation should reflect the executive’s performance and the market value of his or her services, and does not want to create a disincentive for exceptional performance.

Elements of Compensation

Base Salary.

Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon Align’s performance. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the total compensation opportunity for our executive officers. In setting base salary for executives in 2010, the Compensation Committee used the 50th percentile as the starting point and then made adjustments based on the other subjective competitive positioning factors described above. In January 2010, the following adjustments to base salary were made:

•

Mr. Prescott. Mr. Prescott received a merit-based salary increase consistent with the salary rate increases at Align generally, which was in alignment with the 50th percentile for the market comparison data. This merit-based increase also recognizes his performance in successfully leading the Company during 2009.

•

Mr. Arola. Mr. Arola, who was significantly below the market 50th percentile for base salary in his role as CFO, received a salary increase to more closely approximate the 50th percentile of the market comparison data. This increase also recognizes his continued contributions to our success in 2009.

•

Mr. Hedge. Mr. Hedge, who was significantly below the 50th percentile of the market comparison data for base salary, received an increase to improve his competitive position, and also recognize his continued contributions to our success in 2009. Notwithstanding this increase, Mr. Hedge’s base salary remains below the market 50th percentile of the market comparison data. The Compensation Committee, however, believes this positioning is appropriate since, while he is compared to a Chief Operating Officer, Mr. Hedge is not responsible for each business function. Therefore, the Compensation Committee adjusted downward for this difference in scope of role and responsibility when determining pay positioning for Mr. Hedge.

•

Mr. Cambra. Mr. Cambra received a merit-based salary increase consistent with the salary rate increases at Align generally. With this increase, Mr. Cambra’s base salary approximates the market 60th percentile due, in part, to the determination by the Compensation Committee that the market comparison data did not accurately reflect the scope of his role at Align. This determination was primarily based on the broad scope of Mr. Cambra’s role and responsibility as the head of both the research and development function and the information technology function as well as the continuation of his contributions to the success of our operations in 2009.

•	Mr. Twomey. Mr. Twomey’s employment with Align commenced in July 2010. As such, his 2010 base salary closely approximates the 50th percentile of our market comparison data.

The base salaries for our NEOs approved and implemented in January 2010 are as described in the table below.

Name	FY2009	FY2010	2009-2010 % Increase
Thomas M. Prescott	$519,840	$540,000	4%
Kenneth B. Arola	$275,000	$300,000	9%
Len M. Hedge	$315,000	$338,000	7%
Dana C. Cambra	$299,000	$311,259	4%
Richard Twomey	N/A	$311,000	N/A

Annual cash incentive (bonus) compensation

Executive Bonus Plan. Align uses a cash incentive compensation plan to reward our NEOs for achieving and surpassing pre-established financial goals and to a lesser extent the achievement of key strategic measures, which are expected to increase stockholder value. All of our NEOs participated in the executive bonus plan. Bonus determinations for fiscal 2010 performance were calculated using the following formula:

Annual Salary	x	Target Bonus Percentage	x	Individual Multiplier	x	Company Multiplier	=	Bonus Payout

The Individual and Company Multipliers are each derived based on performance and are equally weighted.

Target Bonus Percentage. The target award opportunity is the amount of cash incentive compensation that our NEOs could expect to earn if Align’s financial and strategic performance goals for the year are achieved. Each executive officer is assigned a target award opportunity, expressed as a percentage of base salary. In addition, in order to appropriately encourage and reward a range of acceptable performance and contributions, our awards are structured so that the actual payout under an executive officer’s award can be lower or higher than target. The target award opportunity for each NEO is set forth below:

Name	Target Award Opportunity (% of Base Salary)
Thomas M. Prescott	100%
Kenneth B. Arola	60%
Len M. Hedge	70%
Dana C. Cambra	60%
Richard Twomey	60%

The incentive targets of the NEOs were set by the Compensation Committee based on the scope and significance of their roles as the leaders of Align, with the CEO and Senior Vice President, Business Operations receiving the highest targets due to greater responsibilities. Based on a review of peer group and survey data, the target total cash compensation for our NEOs, other than Mr. Cambra, approximates the 50th to 60th percentile for employees in similar positions, which is slightly below our targeted total cash compensation of the 60th to 75th percentile. For Mr. Cambra, due to the determination by the Compensation Committee that the market comparison data did not accurately reflect the scope of his role at Align as discussed above under “Base Salary”, his total target cash compensation was between the 60th and 75th percentile.

Individual Multiplier. The Individual Multiplier reflects each executive’s individual performance and is determined at the Compensation Committee’s discretion based on the recommendation of the CEO. The Compensation Committee considers each executive officer’s performance in light of that individual’s achievement of his or her individual goals. Individual performance is measured using the same performance factors used for determining merit-based increases in base salary. These individual performance measures are both qualitative and quantitative in nature and, therefore, the evaluation of performance against those objectives by the Compensation Committee is largely subjective. The CEO does not provide input to the Compensation Committee on his own performance. Individual performance that meets expectations yields a 100% multiplier.

Company Multiplier. The Company Multiplier is the same for all named executive officers. The Company Multiplier is determined based on pre-established goals under selected financial and key company strategic objectives. While management typically recommends the performance targets for bonus pool funding based on our Annual Operating Plan, the targets are ultimately approved by the Compensation Committee and reviewed by the board of directors. At the beginning of 2010, the Committee reviewed the structure of the executive bonus plan and determined that it was appropriate to continue to focus on (1) growth, (2) profitability, and (3) the achievement of critical strategic priorities. The Compensation Committee, however, decided to place a greater emphasis on growth and profitability and focus our executives on achieving greater leverage and therefore eliminated targeted cash position that was measured in prior bonus plans, including the 2009 bonus plan. The following table shows the performance metrics used in 2010 and our level of performance with respect to these metrics. These full year financial performance targets were established in an extraordinarily challenging economic environment and when established we believed they would be difficult to achieve.

Measure/Weight/Calculated	Why do we use this measure?(1)	Target	Achievement	Level of Achievement of Target	Impact on Company Multiplier
Adjusted Revenue(2)(5) (40%)	Improvement in this measure aligns with our overall growth strategy.	$356.7M	$372.8M	105%	0.50

Adjusted Operating income(2) (5)(30%)	Directly links incentive payments to Company profitability and we want our employees (including our executives) to share in our profitability. Because profitability encompasses both revenue and expense management, the Compensation Committee believes this measure encourages a balanced, holistic approach by our executives to manage our business. The Compensation Committee considers operating profit before taxes because our executives cannot predict or directly affect our taxes or our tax rate.	$81.9M	$102.9M	126%	0.41

Roadmap Elements (30%) Delivering key elements of Company roadmap projects or initiatives, including meeting delivery dates and feature set requirements. (4)	Critical to our achievement of our multi-year strategic corporate priorities, specifically, increased adoption and frequency of use by our customers, the orthodontist and general practitioner dentist and increased consumer demand. (3)			100%	0.30

COMPANY MULTIPLIER:					1.21

(1)	The Committee believes that the performance objectives established for each of these targets represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain which is line with our pay-for-performance philosophy. For example, although we significantly over performed against our 2010, 2009 and 2007 financial and strategic objectives, in each of 2004, 2005, 2006 and 2008 our executive officers were awarded approximately 90%, 80%, 91% and 62% of the target award opportunity, respectively.

(2)	Adjusted revenue was adjusted to exclude the release of $14.3 million of previously deferred revenue for Invisalign Teen. Adjusted Operating Income was adjusted to exclude (1) stock-based compensation expense; (2) the effect of an insurance settlement reimbursement; (3) royalty payments related to a litigation settlement; (4) litigation settlement costs; and (5) transaction costs and expenses related to the planned acquisition of Cadent Holdings, Inc. The Compensation Committee has the discretion to exclude the following items:

(a)	Stock based compensation expense;

(b)	significant and/or extraordinary items that are not indicative of our core operating performance that are separately stated on our financial statements;

(c)	items identified as non-GAAP in the Company’s quarterly earnings announcements; and

(d)	other discrete items as necessary that may result in unintended gain or loss under the bonus plan.

The Compensation Committee believes that these items are not indicative of our core operating performance. Appendix A to this proxy statement includes a reconciliation of adjusted Non-GAAP revenue and adjusted Non-GAAP operating income to the most comparable GAAP measures.

(3)	Management believes, and the Committee concurs, that the specific strategic initiatives and performance goals established for each of these strategic priorities represent confidential business information, the disclosure of which would result in meaningful competitive harm.

(4)	For each strategic performance measure, a rating ranging from 0% to 100% based on relative achievement of the particular measure.

(5)	The threshold performance and the level of performance at which the funding for that particular performance measure will be capped as follows:

•

A rating of zero if achievement is below 80%. Company performance below target automatically reduces only the payout related to that goal, not the other goals, because we want executives to have the same incentive to achieve other financial goals as well as their individual performance goals even if our performance tracks below the target during the course of the year;

•	A rating ranging from 80% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level; and

•	A rating of 101% to 200% if achievement meets or exceeds the target performance level.

The Compensation Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results (up or down) to reflect the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team. In addition, the board of directors retains authority to pay additional discretionary bonuses outside the executive bonus plan if warranted by performance not measured under the plan. In 2010, the Compensation Committee did not authorize any such discretionary bonus payments outside of the executive bonus plan to our executive officers.

Awards to the NEOs. The Compensation Committee awarded the cash incentive awards set forth below to the NEOs for 2010 performance. These awards are also set forth in the Summary Compensation Table on page 52 under the heading “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award		Actual Incentive Award	Actual Award as % of Target
Thomas M. Prescott	100%	$540,000		$800,000	148%
Kenneth B. Arola	60%	$180,000		$233,816	130%
Len M. Hedge	70%	$236,600		$327,445	138%
Richard Twomey	60%	$93,300	(1)	$117,797	126%
Dana Cambra	60%	$186,755		$265,264	142%

(1)	Mr. Twomey’s Target Incentive Award was pro rated for the number of months he was employed by Align in 2010.

Mr. Prescott. Mr. Prescott’s payout reflects his leadership of the Company during extremely challenging business conditions, including delivering strong financial results in 2010 while implementing the longer term evolution of our strategy.

Mr. Arola. As we entered 2010, the business climate was uncertain and the length of the global downturn unknown. Under Mr. Arola’s leadership, we delivered better than expected operating income through prudent cash management, timely collections and careful expense management. In addition, Mr. Arola’s incentive award reflects the successful cross-functional effort to implement a new revenue management system led by him.

Mr. Hedge. Mr. Hedge’s payout reflects his performance obtaining corporate support and successful execution and delivery of the Company’s key strategic objectives for 2010, the outstanding results obtained in the goods and services supply chain cost control efforts and his direct leadership of the human resource organization.

Mr. Cambra. Mr. Cambra’s payout reflects the delivery of superior results as he led his organization to deliver substantial technology advancements, including delivering the numerous product updates and/or releases on the 2010 strategic roadmap meeting delivery dates and feature set requirements, including the successful launch of Invisalign G3 and our new revenue management system.

Mr. Twomey. Mr. Twomey’s incentive award reflects his successful achievement of revenue and financial goals related to the international business, increasing his organization’s capabilities in Europe, China and Japan, including obtaining regulatory approval to market and sell the Invisalign system in China.

Long-Term, Equity-Based Incentive Awards.

To the extent it is compatible with our commitment to limit dilution, long-term, equity-based incentive awards are generally targeted at or above competitive median levels with high performing executive officers being eligible for grants that approximate the 75th percentile as measured at the time of grant.

Determining Awards. Grants made in 2010 were comprised of an equal mix of stock options and RSUs, based upon their estimated fair market value (as determined under the Black-Scholes valuation model). The Compensation Committee chose this mix of awards to address dual objectives of pay-for-performance and retention of key talent over the longer-term. The Compensation Committee does not issue a targeted number of options or RSUs. Instead, in consultation with our compensation consultant and taking into account market comparison data, the Compensation Committee first determines the total dollar value of the award to be granted to the NEO. Grants in 2010 were based upon their estimated fair value (as determined under the Black-Scholes valuation model) using the average closing price of our common stock, as reported on the Nasdaq Global Market, over a twelve month period. In determining the number of each type of equity award to be granted, restricted stock units are valued relative to stock options using a ratio of 1 to 3 (meaning that each restricted stock unit is considered equal in value to 3 stock options at the time of grant). This ratio reflects the higher fair value as measured at the time of grant of these awards as compared to stock options. The actual grant of awards is made by considering the individual’s performance, using the same performance factors as those used for merit-based salary increases and bonus awards. While equity-based awards are focused primarily on motivating future performance, personal performance for the most recently completed fiscal year is considered in determining actual awards.

Restricted Stock Units A grant of RSUs gives an executive the right to receive a specified number of shares of Align’s common stock at no cost to the executive if the executive remains employed by Align until the RSUs vest. As a result, in contrast to stock options, the compensation value of an RSU does not depend solely on future stock price increases; at grant, a RSUs value is equal to Align’s stock price. Although its value may increase or decrease with changes in the stock price during the period before vesting, a RSU will have value in the long-term, which we believe encourages retention and alignment with stockholders.

Stock Options. The Compensation Committee grants time-vested stock options to tie compensation to increases in stockholder value over multi-year periods. Stock options are rights to purchase our Common Stock on or after the vesting date at the closing price of our Common Stock on the date of grant. The Committee believes that awards of stock options are inherently performance-based, as the recipient does not receive any benefit unless our stock price rises after the date the option is granted. The same attribute also directly links stock option compensation with stockholder value creation. Stock option awards are generally granted on an annual basis as a reward for past performance and as motivation for future performance that maximizes stockholder value. In February 2010, the Compensation Committee shortened the stock option term from ten to seven years beginning with the 2010 annual grants.

RSUs and stock options granted in 2010 vest over a period of four years of service. The four-year vesting period for our annual grants of stock options was selected to encourage the retention of talented staff members and to provide an incentive and reward for their longer-term contributions to our success.

Awards in 2010. Awards for 2009 performance were made in February 2010. In making these awards, the Compensation Committee again considered the market data, as well as the other competitive positioning factors described above. Based on the fair value of these awards (as measured using the one year average of the closing price of our common stock), the 2010 grants for our NEOs, except for Mr. Cambra, generally approximate the 50th percentile. Mr. Cambra’s equity grant, is between the 60th and 75th percentile, primarily due to the determination by the Compensation Committee that the market comparison data did not accurately reflect the scope of his role at Align. This determination was primarily based on the broad scope of Mr. Cambra’s role and responsibility as the head of both the research and development function and the information technology function.

Name	2010 Option Awards	2010 RSU Awards
Thomas M. Prescott	175,000	60,000
Kenneth B. Arola	48,000	16,000
Len M. Hedge	60,000	20,000
Dana C. Cambra	41,000	13,667
Richard Twomey(1)	90,000	30,000

(1)	Mr. Twomey’s grant reflects his new hire equity award which are typically larger than annual equity awards.

Post-Employment Compensation. Each NEO is eligible to receive benefits under certain conditions in accordance with their respective employment agreement. Each such agreement provides for benefits to the executive officer upon:

•	a change of control; and

•	termination without cause or for convenience.

In adopting the change of control provisions in these agreements, the Compensation Committee’s primary objective was to ensure that our executives have sufficient security such that they are not biased against selling the Company in the event a stockholder favorable M&A transaction is presented to the Company. If Align were to pursue a change of control transaction beneficial to Align stockholders, the Committee believes that our executive officers’ active support of the transaction through closing would be critical in ensuring the success of such a transaction.

Change of Control Only. Though the cash amounts payable to our executives in connection with a change of control are subject to a “double trigger” (meaning to get paid out the cash portion of their change of control arrangement, first there has to be a change of control and then the executive must be terminated without cause or for convenience within 12 months of such change of control), the Committee adopted a “single trigger” for all executive officers (except our CEO) whereby the vesting of equity awards is accelerated by one year immediately upon a change of control.

For our CEO, the Compensation Committee adopted a “single trigger” whereby 100% of his equity vests immediately upon a change of control. This structure was used to provide a more powerful retention incentive during change of control discussions. It was determined that the CEOs “single trigger” acceleration of 100% of his unvested equity is appropriate (rather than 12 months as is the case for each other NEO), since having the CEOs attention and commitment through to the closing of the change of control is of paramount importance to the ultimate success of the transaction.

Termination Within 12 Months of a Change of Control. In the event the executive is terminated without cause or for convenience within 12 months of a change in control (“double trigger”), 100% of the unvested equity awards is accelerated and a cash severance payment is made. The CEO would receive a cash severance payment (in addition to the acceleration of equity described above) in the event he is terminated without cause or for convenience within 12 months of the change of control.

Termination Unrelated to a Change of Control. For termination without cause or for convenience unrelated to a change of control, the vesting of equity awards held by an NEO (except for the CEO) is immediately accelerated by one year and a cash severance payment will be made. Our CEO would only receive a cash severance payment (no equity acceleration).

The cash severance benefits are intended to provide consideration for the employee’s service to Align and expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting executives given that executive roles tend to carry higher risks. The amounts that each of our current NEOs would have been entitled to if one of the termination or change of control events mentioned above occurred on December 31, 2010 are set forth in “—Payments Upon Termination or Change of Control.”

Other Compensation Arrangements.

Align provides the following benefits to our executives generally on the same basis as the benefits provided to all employees:

•	health and dental insurance;

•	life insurance;

•	short and long-term disability;

•	employee stock purchase plan; and

•	401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year.

The Compensation Committee is responsible for addressing issues associated with Section 162(m) of the U.S. Internal Revenue Code of 1986. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the three other most highly compensated officers other than the CFO. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Align considers the impact of this rule when developing and implementing its executive compensation programs, Align believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in designing such programs. Accordingly, Align has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Compensation Committee believes that stock options granted pursuant to the Incentive Plan qualify as “performance-based,” other awards permitted by the terms of the Incentive Plan and certain other amounts paid under Align’s compensation programs (such as salary) may not qualify for exemption from Section 162(m)’s deduction limitation. For 2010, approximately $420,414 of Mr. Prescott’s compensation is not deductible under 162(m). The 2010 compensation for all of the other named executive officers is fully deductible under 162(m) as the elements of compensation that are included under 162(m) did not exceed $1,000,000 for the “covered employees” described above.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REPORT

The following is the report of the Compensation Committee of the Board of Directors with respect to the year ended December 31, 2010. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David E. Collins,

George J. Morrow, Chair

David C. Nagel

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED 2010

The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and Chief Financial Officer, and our three next most highly compensated executive officers. Information is provided for 2009 and 2008 for each named executive officer who was also a named executive officer during those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Thomas M. Prescott, President & Chief Executive Officer	2010	$537,674		$1,076,400	$1,617,350	$800,000	$10,518	$4,041,942
	2009	$519,840		$312,400	$452,789	$820,000	$714	$2,105,743
	2008	$518,921		$1,170,000	$1,754,379	$275,000	$714	$3,719,014

Kenneth B. Arola, Vice President & Chief Financial Officer	2010	$297,115		$287,040	$443,616	$233,816	$7,536	$1,269,123
	2009	$275,000		$71,594	$106,882	$255,891	$561	$709,928
	2008	$275,000		$206,200	$315,935	$101,000	$561	$898,696

Len M. Hedge, Sr. Vice President, Business Operations	2010	$335,346		$358,800	$554,520	$327,445	$8,040	$1,584,151
	2009	$315,000		$110,355	$164,753	$353,647	$643	$944,398
	2008	$315,000	$500	$273,000	$383,364	$141,237	$1,143	$1,113,744

Dana C. Cambra, Vice President, Research & Development and Information Technology	2010	$310,948		$245,186	$378,922	$265,264	$17,194	$1,217,514

Richard Twomey, Vice President, International (joined Align in July 2010)	2010	$144,608		$428,100	$655,371	$117,797	$99,381	$1,445,257

(1)	The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011. This same method was used for years ended December 31, 2009 and 2008. There can be no assurance that the grant date fair value amounts will ever be realized. The restricted stock unit awards are time based awards, and are not subject to performance conditions.
(2)	The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011. This same method was used for years ended December 31, 2009 and 2008. There can be no assurance that the grant date fair value amounts will ever be realized.

Non-Equity Incentive Plan Compensation. The amounts shown in this column represent employee annual incentive award payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of the performance payment plan are described under “Compensation Discussion and Analysis—Annual Cash Incentive (Bonus) Compensation”.

All Other Compensation. Align pays life insurance and AD&D premiums for all of its employees, including its NEOs. Align also offers a company 401(k) matching program for all of its employees, including its NEOs. The amounts included in this column include the following:

Name	Dollar Value of Life Insurance Premiums	Continuing Education	Relocation Expenses(1)	Housing Allowance(1)	Matching contributions under Align’s 401(k) Plan	Airfare for Family Members
Mr. Prescott	$714	—	—		$7,350	$2,454
Mr.Arola	$613	—	—		$6,923	—
Mr. Hedge	$690	—	—		$7,350	—
Mr. Cambra	$635	$9,209	—		$7,350	—
Mr. Twomey	$106	—	$73,175	$25,921	$179	—

(1)	In 2010, Mr. Twomey and his family relocated from the United Kingdom to the United States of America. As part of Mr. Twomey’s new hire agreement, the Company agreed to a housing allowance equal to approximately 6 months’ rent.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2010

The following table sets forth information regarding:

•	cash amounts that could have been received in 2010 by our NEOs under the terms of our performance-based incentive plan; and

•	stock option and restricted stock unit awards granted by the Compensation Committee to our NEOs in 2010 reflected on an individual grant basis.

2010 Grants of Plan-Based Awards

	Grant Date	Approval Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Options and Awards ($)
Name			Threshold ($)	Target ($)
Thomas M. Prescott				$540,000
	2/19/2010	2/2/2010				175,000	$17.94	$1,617,350
	2/19/2010	2/2/2010			60,000			$1,076,400

Kenneth B. Arola				$180,000
	2/19/2010	2/2/2010				48,000	$17.94	$443,616
	2/19/2010	2/2/2010			16,000			$287,040

Len M. Hedge				$236,600
	2/19/2010	2/2/2010				60,000	$17.94	$554,520
	2/19/2010	2/2/2010			20,000			$358,800

Dana C. Cambra				$186,755
	2/19/2010	2/2/2010				41,000	$17.94	$378,922
	2/19/2010	2/2/2010			13,667			$245,186

Richard Twomey				$93,300
	7/12/2010	7/12/2010				90,000	$14.27	$655,371
	7/12/2010	7/12/2010			30,000			$428,100

Approval Date. For each NEO equity grant, except for Mr. Twomey’s, the Compensation Committee met on February 2, 2010 to finalize the grant of annual equity awards. Upon approval of the stock option and restricted stock unit grants for each NEO, the Compensation Committee determined that the actual date of grant would be February 19, 2010. This grant date was chosen in order to allow sufficient time for the CEO to notify each named executive officer and other members of the management team of the grant. By the unanimous written consent of the Compensation Committee. Mr. Twomey’s equity grant was made effective as of July 12, 2010, his first day of employment with the Company.

Estimated Possible Payouts under Non-Equity Incentive Plan Awards. The amounts shown under this column represent the range of possible dollar payouts the NEOs could have earned for 2010. For 2010, the target cash incentive award for each NEO (other than the CEO and the Senior VP, Business Operations) was 60% of his base salary and, for the CEO and Senior VP, Business Operations was 100% and 70% of his base salary, respectively, based upon the achievement of specified performance objectives. For a description of the performance objectives applicable to the receipt of these payments, see “Compensation Discussion and Analysis—Annual Cash Incentive (Bonus) Awards”. The actual amount paid to each NEO in 2010 is set forth in the Summary Compensation Table above in the column “Non-Equity Incentive Plan Compensation”.

•

Threshold. There is no threshold performance level. Rather, company performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want executives to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year.

•	Target. The target amounts assume a corporate performance percentage of 100% and that the NEO received 100% of his target.

•	Maximum. Although each financial objective is capped at 200% for funding the total pool available for distribution, there is no maximum amount that an NEO could receive.

Stock Awards. Stock awards represent grants of restricted stock units (“RSUs”) under our 2005 Incentive Plan. In accordance with the terms of the 2005 Incentive Plan, any grant of RSUs will reduce shares available for grant under the 2005 Incentive Plan at a 1.5:1 ratio. Since RSUs are taxable to each NEO when they vest, the number of shares we issue to each named executive officer will be net of applicable withholding taxes which will be paid by Align on behalf of each NEO. The RSUs will result in payment to the NEO only if the vesting criteria are met. Typically, each RSU vests over a four year period, with 25% of the shares subject to the RSU vesting each anniversary of the date of grant, with full vesting in four years.

Option Awards. Stock option awards were granted under our 2005 Incentive Plan. Each option grant allows the NEO to acquire shares of Align common stock at the closing market price on the date of grant. As a result, the option grants will provide a return only if the executive remains with Align and only if the market price of Align’s common stock appreciates over the term of the option. The term of each option award is ten years. Each option vests over a four year period, with 25% of the shares subject to the option award vesting on the one year anniversary of the date of grant and 1/48th of the shares subject to the award vesting each month thereafter, subject to the NEO’s continued service through the vesting date.

Grant Date Fair Value. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units and stock options. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011. This same method was used for years ended December 31, 2009 and 2008. There can be no assurance that the grant date fair value amounts will ever be realized. The restricted stock unit awards are time based awards, and are not subject to performance conditions.

Timing of Stock Option Grants. The Compensation Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:

•	Align does not plan to time, nor has it timed, the release of material non-public information for the purpose of affecting the exercise price of its stock options;

•

consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new executive officers described in the next bullet point) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two months prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1, 2011 grants will cover new hires starting between March 16, 2011 and April 15, 2011;

•	as part of the compensation package offered to new executives, incentive grants for these individuals are generally awarded as of the first day of their employment;

•

annual incentive grants are made on or about the same day for all employees (including executive officers); in fiscal 2010 such date was February 19. The Compensation Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide Align managers with adequate time to inform each employee individually of their grant; and

•

all grants of options to our executive officers and other employees, as well as to our directors are granted with exercise prices equal to the fair value of the underlying shares of common stock on the grant date, as determined by our Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR END

The following table provides information relating to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer as of December 31, 2010.

	Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	F o o t n o t e	Number of securities underlying unexercised options (#) Unexercisable	F o o t n o t e	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas M. Prescott	137,499		—			$6.15	4/23/2013
	150,000		—			$18.73	3/12/2014
	150,000		—			$7.35	2/22/2015
	132,869					$8.38	2/24/2016
	115,000		5,000	(1)		$17.88	2/20/2017
	43,318		86,682	(2)		$13.00	2/20/2018
	99,166		40,834	(3)		$13.00	2/20/2018
	53,395		63,105	(10)		$7.81	2/20/2019
			175,000	(12)		$17.94	2/19/2017
								2,500	(4)	$48,850
								27,999	(2)	$547,100
								24,000	(5)	$468,960
								30,000	(11)	$586,200
								60,000	(13)	$1,172,400
Kenneth B. Arola	72,000					$6.56	8/1/2015
	20,000					$8.38	2/24/2016
	17,729	.	771	(1)		$17.88	2/20/2017
	56,250		18,750	(6)		$17.77	12/14/2017
	7,999		16,001	(2)		$13.00	2/20/2018
	10,625		4,375	(3)		$13.00	2/20/2018
	6,666		3,334	(7)		$12.40	4/1/2018
	12,604		14,896	(10)		$7.81	2/20/2019
			48,000	(12)		$17.94	2/19/2017
								386	(4)	$7,542
								6,250	(8)	$122,125
								5,333	(2)	$104,207
								2,500	(5)	$48,850
								1,500	(9)	$29,310
								6,875	(11)	$134,338
								16,000	(13)	$312,640
Len M. Hedge	65,000		—			$4.18	2/26/2012
	81,000					$6.15	4/23/2013
	61,000					$18.73	3/12/2014
	120,000					$7.35	2/22/2015
	50,750					$8.38	2/24/2016
	43,125		1,875	(1)		$17.88	2/20/2017
	63,750		21,250	(6)		$17.77	12/14/2017
	12,998		26,002	(2)		$13.00	2/20/2018
	14,166		5,834	(3)		$13.00	2/20/2018
	19,428		22,962	(10)		$7.81	2/20/2019
			60,000	(12)		$17.94	2/19/2017
								938	(4)	$18,329
								7,500	(8)	$146,550
								8,666	(2)	$169,334
								4,000	(5)	$78,160
								10,597	(11)	$207,065
								20,000	(13)	$390,800

	Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	F o o t n o t e	Number of securities underlying unexercised options (#) Unexercisable	F o o t n o t e	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)
Dana C. Cambra	59,375		35,625	(14)		$12.25	6/16/2018
	12,833		15,167	(10)		$7.81	2/20/2019
			41,000	(12)		$17.94	2/19/2017
								16,500	(15)	$322,410
								6,999	(11)	$136,760
								13,667	(13)	$267,053
Richard Twomey	—		90,000	(16)		$14.27	7/12/2017
								30,000	(17)	$586,200

All equity awards are subject to continued service with Align or one of our subsidiaries through the respective vesting date.

(1)	25% of the shares subject to this option vested on 2/20/2008 with 1/48th vesting monthly thereafter for full vesting on 2/20/2011.
(2)	1/3 of the shares subject to this grant vest on 02/20/2010 with 2/3 of the shares subject to this grant vesting on 2/20/2011.
(3)	25% of the shares subject to this option vest on 2/20/2009 with 1/48th vesting monthly thereafter for full vesting on 2/20/2012.
(4)	This RSU grant vests at a rate of 25% of the total number of shares subject to the RSU on the first year anniversary of the date of grant and 1/16th of the total number of shares subject to this RSU vesting quarterly thereafter, on , 02/20/2008, 05/20/2008, 08/20/2008, 11/20/2008, 02/20/2009, 05/20/2009, 08/20/2009, 11/20/2009, and 02/20/2010, 05/20/2010, 08/20/2010, 11/20/2010, 02/20/2011.
(5)	This RSU grant vests at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 02/20/2009, 02/20/2010, 02/20/2011 and 02/20/2012.
(6)	25% of the shares subject to this option vested on 12/14/2008 with 1/48th vesting monthly thereafter for full vesting on 12/14/2011.
(7)	25% of the shares subject to this option vest on 04/01/2009 with 1/48th vesting monthly thereafter for full vesting on 04/01/2012.
(8)	This RSU grant vests at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 12/14/2008, 12/14/2009, 12/14/2010 and 12/14/2011.
(9)	This RSU grant vests at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 04/01/2009, 04/01/2010, 04/01/2011 and 04/01/2012.
(10)	25% of the shares subject to this option vest on 2/20/2010 with 1/48th vesting monthly thereafter for full vesting on 2/20/2013.
(11)	This RSU grant vests at a rate of 25% of the total number of shares subject to this RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 02/20/2010, 02/20/2011, 02/20/2012 and 02/20/2013.
(12)	25% of the shares subject to this option vest on 02/19/11 with 1/48th vesting monthly thereafter for full vesting on 09/15/2014.
(13)	This RSU grant vests at a rate of 25% of the total number of shares subject to the RSU on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 02/19/2011, 02/19/2012, 02/19/2013 and 02/19/2014.

(14)	25% of the shares subject to this option vest on 06/16/2009 with 1/48th vesting monthly thereafter for full vesting on 6/16/2012.
(15)	This RSU grant vests at a rate of 25% of the total number of shares subject to this RSU on 06/16/09, 06/16/10, 06/16/11 and 06/16/12.
(16)	25% of the shares subject to this option vest on 07/12/11 with 1/48th vesting monthly thereafter for full vesting on 2/20/2014.
(17)	This RSU grant vests at a rate of 25% of the total number of shares subject to this RSU on 07/20/11, 07/20/12, 07/20/13 and 07/20/14.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2010

The following table provides information concerning each exercise of stock options, and each vesting of restricted stock units, for each named executive officer during the fiscal year ended December 31, 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)(3)
Thomas M. Prescott	328,596	$4,339,603	49,439	$879,467
Kenneth B. Arola	—	—	15,124	$276,208
Len M. Hedge	10,000	$138,200	22,183	$400,925
Dana C. Cambra	—	—	10,584	$164,384
Richard Twomey	—	—	—	—

(1)	The value realized on exercise equals the difference between (a) either (i) the actual sales price of our common stock underlying the options exercised if the shares were immediately sold or (ii) the closing price per share of our common stock as reported on the NASDAQ Global Market on the date of exercise if the shares were held and (b) the applicable exercise price of such stock options.
(2)	Such number of shares represents the gross number of shares acquired by the NEO on the vesting date. However, because RSUs are taxable to the individuals when they vest, the number of shares we issue to each of our named executive officers is net of applicable withholding taxes which are paid by us on their behalf.
(3)	The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note (2).

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL

Named Executive Officers (Other than the CEO)

We enter into employment agreements with each of our executive officers. Each employment agreement with our named executive officers (other than the CEO) contains substantially the same terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires Align to provide compensation to these officers in the event of termination of employment or a change of control of Align. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms “cause”, “good reason” and “change of control” is described more fully at the end of this section under the heading “Employment Agreement Definitions”.

The following table describes the potential payments upon termination or a change of control for each of our named executive officers (other than the CEO):

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Kenneth B. Arola	Severance Payment	$735,891	$735,891	—
	Equity
	Stock Options	$297,333	$443,061	$297,333
	Restricted Stock Units	$395,900	$759,012	$395,900
	Health and Welfare Benefits	$14,100	$14,100	—
	Total	$1,443,224	$1,952,064	$693,233

Len M. Hedge	Severance Payment	$928,247	$928,247	—
	Equity
	Stock Options	$411,793	$614,277	$411,793
	Restricted Stock Units	$540,027	$1,010,238	$540,027
	Health and Welfare Benefits	$30,804	$30,804	—
	Total	$1,910,871	$2,583,566	$951,820

Dana C. Cambra	Severance Payment	$785,743	$785,743	—
	Equity
	Stock Options	$285,313	$503,215	$285,313
	Restricted Stock Units	$273,560	$726,223	$273,560
	Health and Welfare Benefits	$19,449	$19,449
	Total	$1,364,065	$2,034,630	$558,873

Richard Twomey	Severance Payment	$590,900	$590,900	—
	Equity
	Stock Options	$167,981	$474,300	$167,981
	Restricted Stock Units	$146,550	$586,200	$146,550
	Health and Welfare Benefits	$29,173	$29,173	—
	Total	$934,604	$1,680,573	$314,531

All amounts are estimated based on an assumed triggering date of December 31, 2010 and the closing sales price of our common stock on the Nasdaq Global Market on December 31, 2010 of $19.54, which was the last trading day of the year.

Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Each employment agreement with our NEOs (other than the CEO) provides that in the event the executive’s employment is terminated without cause or if the executive resigns for good reason, such executive will:

(1)	immediately vest in an additional number of shares under all outstanding equity awards as if the executive had performed 12 additional months of service; and

(2)	such executive is entitled to receive a lump sum payment equal to:

(i)	the then current annual base salary;

(ii)	the then current year’s target bonus, prorated for the number of days such executive has been employed during the year; and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.

Each employment agreement also provides that Align will pay the named executive officer’s monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.

A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. Each employment agreement with our named executive officers (other than the CEO) provides that, if, within 12 months of a change of control either the executive’s employment is terminated without cause or the executive resigns for good reason then the executive will:

(1)	immediately vest in all outstanding equity awards; and

(2)	be entitled to a payment (payable in a lump sum) equal to:

(i)	executive’s then current annual base salary;

(ii)	executive’s then current year’s target bonus prorated for the number of days employed during the year, and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.

Each employment agreement also provides that Align will pay the named executive officer’s monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.

Change of Control Only. Each employment agreement with our named executive officers (other than the CEO) provides that in the event of a change of control the executive will immediately vest in an additional number of shares under all outstanding equity awards as if he or she had performed 12 additional months of service.

Conditions to Payment. Prior to receiving any payments upon termination of employment, the executive officer must execute a general release of all known and unknown claims that such officer may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each executive has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.

Chief Executive Officer

Mr. Prescott serves as our President and Chief Executive Officer pursuant to an employment agreement originally entered into in March 2002, as amended and restated in April 2005. Mr. Prescott’s employment agreement was further amended and restated in March 2007 to include new language intended to avoid the imposition of taxes pursuant to Section 409A of the Internal Revenue Code on certain payments to Mr. Prescott. The employment agreement provides that Mr. Prescott is entitled to an annual target bonus of 100% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.

The following table describes the potential payments upon termination or a change of control for our Chief Executive Officer. Note that all amounts are estimated based on an assumed triggering date of December 31, 2010 and the closing sales price of our common stock on the Nasdaq Global Market on December 31, 2010 of $19.54, which was the last trading day of the year.

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Thomas M. Prescott	Severance Payment	$2,430,000	$2,430,000	—
	Equity
	Stock Options	—	$1,862,476	$1,862,476
	Restricted Stock Units	—	$2,823,510	$2,823,510
	Health and Welfare Benefits	$29,173	$29,173
	Total	$2,459,173	$7,145,159	$4,685,986

Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. In the event Mr. Prescott is terminated without cause or resigns for good reason, Mr. Prescott is entitled to a payment (payable in a lump sum) equal to:

(1)	twice his then current annual base salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Prescott has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.

Mr. Prescott’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Prescott commences new employment.

Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. If within 12 months of a change of control either Mr. Prescott’s employment is terminated without cause or Mr. Prescott resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:

(1)	twice his then current annual salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Prescott has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.

Mr. Prescott’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Prescott commences new employment.

Change of Control Only. In the event of a change of control, Mr. Prescott will immediately vest in all outstanding equity awards.

Conditions to Payment. Prior to receiving any payments upon termination of employment, Mr. Prescott must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, Mr. Prescott has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.

Employment Agreement Definitions

Definition of Cause. In each employment agreement described above, cause means any of the following:

•	unauthorized use or disclosure of the confidential information or trade secrets of Align;

•	any breach of the employment agreement or the Employee Proprietary Information and Inventions Agreement between the executive and Align;

•	conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•

misappropriation of the assets of Align or any act of fraud or embezzlement by the executive, or any act of dishonesty by the executive in connection with the performance of his or her duties for Align that adversely affects its business or affairs;

•	intentional misconduct; or

•	the executive’s failure to satisfactorily perform his or her duties after the executive received written notice of such failure and was provided at least thirty (30) days to cure such failure.

Definition of Good Reason. In each employment agreement described above, good reason means the executive’s resignation within ninety (90) days of the occurrence of any one or more of the following events:

•	the executive’s position, authority or responsibilities being significantly reduced;

•

the executive being asked to relocate his principal place of employment such that the commuting distance from his or her residence prior to the change of control is increased by over thirty-five (35) miles;

•	the executive’s annual base salary or bonus being reduced; or

•	the executive’s benefits being materially reduced.

Definition of Change of Control. In each employment agreement described above, change of control means any of the following:

•	a sale of all or substantially all of Align’s assets;

•	the acquisition of more than 50% of the common stock of Align by any person or group of persons;

•

a reorganization of Align wherein the holders of common stock of Align receive stock in another company (other than a subsidiary of Align), a merger of Align with another company wherein there is a 50% or greater change in the ownership of the common stock of Align as a result of such merger, or any other transaction in which Align (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

•

in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding common stock.

Other Termination of Employment and Change of Control Arrangements

In addition to the termination of employment and change of control arrangements described above, the Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 2005 Incentive Plan to accelerate the vesting of outstanding options and restricted stock units immediately upon an acquisition or change in ownership or majority of the Board.

PRINCIPAL STOCKHOLDERS

Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 23, 2009 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the summary compensation table on page 46 of this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined based on the rules of the SEC. The column captioned “Total Shares Beneficially Owned” represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to options that are currently exercisable or will become exercisable and restricted stock units that will vest on or before April 22, 2011. The number of shares subject to options that each beneficial owner has the right to acquire and restricted stock units that will vest on or before April 22, 2011 is listed separately under the column “Number of Shares Underlying Options Exercisable and RSUs vesting on or before April 22, 2011.” These shares are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. “Percentage of Outstanding Shares Beneficially Owned” is based upon 77,186,989 shares of our common stock outstanding as of March 23, 2011. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable and RSUs vesting on or before April 22, 2011 (1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Danaher Corporation (2)	8,437,132		8,437,132	10.93%
Gordon Gund, family members and affiliated entities (3)	7,957,150		7,957,150	10.31%
Kornitzer Capital Management Inc. (4)	7,185,474		7,185,474	9.31%
Bank of New York Mellon Corporation(5)	6,504,624		6,504,624	8.43%
BlackRock, Inc.(6)	4,747,495		4,747,495	6.15%
Thomas M. Prescott	244,480	1,045,345	1,289,825	1.67%
Kenneth B. Arola	33,529	246,020	279,549	*
Len M. Hedge	26,790	588,874	615,664	*
Dana Cambra	9,640	94,415	104,055	*
Richard Twomey	—	—	—	—
David Collins	32,000	30,000	62,000	*
Joseph Lacob (7)	1,191,067	28,000	1,219,067	1.58%
C. Raymond Larkin, Jr.	34,66 0	158,000	192,660	.25%
George J. Morrow	14,000	105,000	119,000	.15%
David C. Nagel	—	—	—	—
Greg J. Santora	9,000	129,000	138,000	.18%
Warren S. Thaler	131,784	105,000	236,784	.31%
All current executive officers and directors as a group (16 persons)	1,845,870	3,311,249	5,157,119	6.68%

*	Less than 1%

(1)	Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units on or before April 22, 2011. This column includes the full amount of restricted stock units that will vest on or before April 22, 2011, although each executive officer will actually receive the number of shares that have vested net of the number of shares necessary to cover any applicable withholding taxes which Align will pay on their behalf.
(2)

Based on a filing with the Securities and Exchange Commission on Schedule 13D/A on February 22, 2011 . The principal office of Danaher is located at 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006.

(3)	Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2008. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. Box 449, Princeton, New Jersey 08542.
(4)

Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2009. The address for Kornitzer Capital Management Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(5)

Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2010. Includes shares held by direct and indirect subsidiaries. The mailing address for The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, New York 10286.

(6)

Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2010. Includes shares held by direct and indirect subsidiaries. The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)	Includes 1,042,300 shares held by the Joseph S. Lacob Trust and 148,767 shares held by Lacob Children’s Trust. Principal address is 2750 Sand Hill Road, Menlo Park, CA 94025.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the year ended December 31, 2010, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, with the exception of one Form 4 filing for each of our executive officers and Mr. Ray Larkin due in February 2010 that was inadvertently filed one day late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, approval or ratification of transactions with related persons

Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. The Code provides in writing, that Align discourages its employees from conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a “Related Party”). If, however, such a Related Party transaction is unavoidable, the Code provides that all employees (other than the directors and officers of Align) must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Financial Officer must approve in advance the Related Party transaction. If, however:

•	you are a director or officer of Align and you desire to enter into a transaction with a Related Party (as defined above); or

•

you are an employee (other than a director or officer) and you desire to enter into a transaction with a Related Party that the Chief Financial Officer (in consultation with legal counsel) has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board of Directors and such interest must be approved by the Audit Committee. The Company did not participate in any related party transactions in 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans, including the 1997 Equity Incentive Plan, the Employee Stock Purchase Plan, the 2001 Stock Incentive Plan and the 2005 Incentive Plan, each as amended, and certain individual arrangements. For information about shares of our common stock that may be issued under our equity compensation plans as of March 23, 2011, the record date, see Proposal Three—Approval of Amendment to 2005 Equity Incentive Plan under the heading “Equity Compensation Plan Information as of March 23, 2011”. Column (c) of the table below does not reflect the 3,000,000 additional shares of our common stock that will become available for issuance under the 2005 Incentive Plan if our stockholders approve Proposal Three.

Plan Category	Number of securities to be issued upon exercise of outstanding options and restricted stock units(a)		Weighted average exercise price of outstanding options(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	8,720,883	(1)(2)	$12.99	4,110,983	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	8,720,883		$12.99	4,110,983

(1)	This number reflects the number of securities to be issued upon exercise of outstanding options and restricted stock units under the 1997 Equity Incentive Plan, the 2001 Stock Incentive Plan, and the 2005 Incentive Plan. The 905,912 restricted stock units included in this number have an exercise price of zero.
(2)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Employee Stock Purchase Plan.
(3)

Our 2005 Incentive Plan provides for the granting of incentive stock options, non-statutory stock options, restricted stock units, stock appreciation rights, performance units and performance shares to employess, non-employee directors, and consultants. Options are granted for terms not to exceed ten years and generally vest over 4 years with 25% vesting on year from the date of grant and 1/48th each month thereafter. Any shares granted as an award of restricted stock, restricted stock unit, performance share or performance unit are counted against the authorized share reserve as two (2) shares for every one (1) shares subject to the award, and any shares cancelled will be returned at the same ratio. In addition, an aggregate of 5,000,000 shares that would have been returned to our expired 2001 Stock Incentive Plan as a result of options cancelled or shares repurchased, can be added to the shares available under the 2005 Incentive Plan. This plan expired on December 31, 2005. On May 20, 2010 our stockholders voted to amend the 2005 Incentive Plan. The amended plan extended the plan expiration date to December 31, 2020, increased the number of shares reserved for issuance by 3,300,000 shares, and reduced the maximum option term to seven years. The amended 2005 Incentive Plan also changed the share reserve ratio such that shares subject to an award of restricted stock, restricted stock units, performance shares or performance units will now be counted against the authorized share reserve as one and one-half (1 1/2) shares for every one (1) share subject to the award, and any shares cancelled will be returned at the same ratio. As of December 31, 2010 we have a total of 4,110,981 shares reserved and available for issuance which includes 2,375,766 shares that have been transferred from the 2001 Stock Incentive Plan. Our 2001 Employee Stock Purchase Plan (the “2001 Purchase Plan”) consists of consecutive overlapping twenty-four month offering periods with four six-month purchase periods in each offering period. Employees purchase shares at 85% of the fair market value of the common stock at either the beginning of the offering period or the end of the purchase period, whichever is lower. During the year ended December 31, 2010, we issued 643,129 shares under the 2001 Purchase Plan. As of December 31, 2010, we reserved 14,933,456 shares of common stock for future issuance and 10,981,603 shares remain available for future issuance. These reserved shares will be cancelled upon the expiration of the final purchase period under the 2001 Purchase Plan. On May 2010, our shareholders approved the 2010 Employee Stock Purchase Plan (the “2010 Purchase Plan”) to replace the 2001 Purchase Plan which expired on January 31, 2011. The terms and features of the 2010 Purchase Plan are substantially the same as the 2001 Purchase Plan and will continue until terminated by either the Board or its administrator. The maximum number of shares available for issuance under the 2010 Purchase Plan is 2,400,000 shares.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend or, if the Board of Directors has not provided a recommendation, in accordance with their own judgment.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF

ALIGN TECHNOLOGY, INC.

Dated: April 21, 2011

APPENDIX A

Reconciliation Non-GAAP to GAAP on page 35 of the Proxy Statement

Reconciliation of GAAP to Non-GAAP Net Revenues
(in thousands)
	Year Ended
	December 31, 2010	December 31, 2009
Net revenues	$387,126	$312,333
Teen deferred revenue release	(14,298)	—

Non-GAAP net revenues	$372,828	$312,333

Reconciliation of GAAP to Non-GAAP Gross Profit
(in thousands)
	Year Ended
	December 31, 2010	December 31, 2009
GAAP Gross profit	$303,417	$233,492
Teen deferred revenue release	(14,298)	—
Ormco royalties	827	6,165

Non-GAAP Gross profit	$289,946	$239,657

Reconciliation of GAAP to Non-GAAP Operating Expenses
(in thousands)
	Year Ended
	December 31, 2010	December 31, 2009
GAAP Operating expenses	$200,683	$267,504
Litigation settlement	(4,549)	(69,673)
Insurance settlement	8,666	—
Restructuring	—	(1,319)

Non-GAAP Operating expenses	$204,800	$196,512

Reconciliation of GAAP to Non-GAAP Profit from Operations
(in thousands)
	Year Ended
	December 31, 2010	December 31, 2009
GAAP Profit (loss) from Operations	$102,734	$(34,012)
Teen deferred revenue release	(14,298)	—
Ormco royalties	827	6,165
Litigation settlement	4,549	69,673
Insurance settlement	(8,666)	—
Restructuring	—	1,319

Non-GAAP Profit from Operations	$85,146	$43,145

A-1

Appendix A (continued)

Reconciliation of Adjusted Non-GAAP Profit from Operations used for Company Multiplier on page 46 of the Proxy Statement

Reconciliation of GAAP to Non-GAAP Net Profit
(in thousands, except per share amounts)
	Year Ended
	December 31, 2010	December 31, 2009
GAAP Net profit (loss)	$74,253	$(31,269)
Teen deferred revenue release	(14,298)	—
Ormco royalties	827	6,165
Litigation settlement	4,549	69,673
Insurance settlement	(8,666)	—
Restructuring	—	1,319
Tax effect on non-GAAP adjustments	5,631	(16,818)

Non-GAAP Net profit	$62,296	$29,070

Diluted Net profit (loss) per share:
GAAP	$0.95	$(0.45)

Non-GAAP	$0.80	$0.41

Shares used in computing diluted GAAP net profit/loss per share	78,080	69,094

Shares used in computing diluted non-GAAP net profit per share	78,080	70,602

Reconciliation of GAAP to Adjusted Non-GAAP Profit from Operations
(in thousands)
Year Ended
December 31, 2010
GAAP Profit (loss) from Operations	$102,734
Teen deferred revenue release	(14,298)
Ormco royalties	827
Litigation settlement	4,549
Insurance settlement	(8,666)
Stock-based compensation	16,072
Acquisition related transaction costs	1,689

Adjusted Non-GAAP Profit from Operations for Company Multiplier	$102,907

A-2

APPENDIX B

AMENDMENT TO

ALIGN TECHNOLOGY, INC.

2005 INCENTIVE COMPENSATION PLAN

Subject to the approval of the Company’s stockholders, the Board of Directors hereby amends the Plan as follows:

1.	The first sentence of Section 3 (a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 16,283,379 Shares, plus up to an aggregate of 5,000,000 Shares that are or would have been returned to the 2001 Plan as a result of termination of options or repurchase of Shares on or after March 28, 2005.”

2.	This Amendment shall become effective immediately upon its approval by the Company’s stockholders.

3.	Except as expressly amended hereby, the Plan shall remain unmodified and in full force and effect.

B-1

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2011.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/algn
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A Proposals —	The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposals 2, 3 and 4, and for 1 YEAR on Proposal 5.

	For	Withhold		For	Withhold		For	Withhold	+
1. Election of Directors:
01 - David E. Collins	☐	☐	02 - Joseph Lacob	☐	☐	03 - C. Raymond Larkin, Jr.	☐	☐
04 - George J. Morrow	☐	☐	05 - Dr. David C. Nagel	☐	☐	06 - Thomas M. Prescott	☐	☐
07 - Greg J. Santora	☐	☐	08 - Warren S. Thaler	☐	☐

	For	Against	Abstain			For	Against	Abstain

2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Align Technology, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2011.

	☐	☐	☐	3. APPROVE AMENDMENT TO 2005 INCENTIVE PLAN: Proposal to approve Amendment to 2005 Equity Incentive Plan.		☐	☐	☐
	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain
4. ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐	5. ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — Align Technology, Inc.

2011 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALIGN TECHNOLOGY, INC.

The undersigned stockholder of Align Technology, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement for the 2011 Annual Meeting of Stockholders and hereby appoints Thomas M. Prescott and Kenneth B. Arola or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of Align Technology, Inc. to be held on Thursday, May 19, 2011 at 10:00 am Pacific Daylight Time at Align’s corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present.

This proxy, when properly executed, will be voted in the manner directed. If no such directions are specified, this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposals 2, 3 and 4, and for “1 YEAR” on Proposal 5.

CONTINUED AND TO BE

SIGNED ON REVERSE SIDE

SEE REVERSE	SEE REVERSE
SIDE	SIDE